Exhibit 99

PFIZER REPORTS FOURTH-QUARTER AND FULL-YEAR 2016 RESULTS
PROVIDES 2017 FINANCIAL GUIDANCE

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Full-Year 2016 Revenues of $52.8 Billion, Reflecting 11% Operational Growth; Full-Year 2016 Revenues for Pfizer Standalone (Excluding Legacy Hospira and Legacy Medivation) of $48.1 Billion, Reflecting 5% Operational Growth

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Fourth-Quarter 2016 Revenues of $13.6 Billion, Reflecting 1% Operational Decline, Unfavorably Impacted by Four Fewer U.S. Selling Days and Three Fewer International Selling Days Compared to the Prior-Year Quarter; Fourth-Quarter 2016 Pfizer Standalone Revenues of $12.3 Billion, Reflecting 2% Operational Decline

▪	Full-Year 2016 Reported Diluted EPS(1) of $1.17, Adjusted Diluted EPS(2) of $2.40; Fourth-Quarter 2016 Reported Diluted EPS(1) of $0.13, Adjusted Diluted EPS(2) of $0.47

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Provides 2017 Financial Guidance, Including Revenues of $52.0 to $54.0 Billion and Adjusted Diluted EPS(2) of $2.50 to $2.60; Reflects Pending Disposition of Hospira Infusion Systems, which Contributed $1.2 Billion of Revenues and $0.03 of Adjusted Diluted EPS(2) in 2016

NEW YORK, N.Y., Tuesday, January 31, 2017 – Pfizer Inc. (NYSE: PFE) reported financial results for fourth-quarter and full-year 2016 and provided 2017 financial guidance.
Pfizer manages its commercial operations through two distinct businesses: Pfizer Innovative Health (IH)(3) (formerly the Innovative Products business) and Pfizer Essential Health (EH)(3)(4) (formerly the Established Products business). Financial results for each of these businesses are presented in the Operating Segment Information section.
On September 3, 2015, Pfizer acquired Hospira, Inc. (Hospira). Consequently, financial results for the year ended December 31, 2016 reflect legacy Hospira global operations for the entire period while financial results for the year ended December 31, 2015 reflect only four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations(5). Financial results for fourth-quarter 2016 and fourth-quarter 2015 include legacy Hospira global operations for both periods.
On June 24, 2016, Pfizer acquired Anacor Pharmaceuticals, Inc. (Anacor). Therefore, financial results for fourth-quarter and full-year 2016 reflect three months and approximately six months of legacy Anacor operations, respectively, which were immaterial.
On September 28, 2016, Pfizer acquired Medivation, Inc. (Medivation). Therefore, financial results for fourth-quarter and full-year 2016 reflect three months of legacy Medivation operations.
Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances(6) pertain to period-over-period growth rates that exclude the impact of foreign exchange as well as the negative currency impact related to Venezuela. Results for the fourth quarter and full year 2016 and 2015 are summarized below.

OVERALL RESULTS

($ in millions, except per share amounts)	Fourth-Quarter			Full-Year
	2016	2015	Change	2016	2015	Change
Revenues	$ 13,627	$ 14,047	(3%)	$ 52,824	$ 48,851	8%
Reported Net Income/(Loss)(1)	775	(172)	*	7,215	6,960	4%
Reported EPS/(LPS)(1)	0.13	(0.03)	*	1.17	1.11	5%
Adjusted Income(2)	2,894	3,306	(12%)	14,761	13,755	7%
Adjusted Diluted EPS(2)	0.47	0.53	(11%)	2.40	2.20	9%

* Indicates calculation not meaningful or greater than 100%.
REVENUES

($ in millions)	Fourth-Quarter				Full-Year
	2016	2015	% Change		2016	2015	% Change
			Total	Oper.			Total	Oper.
Innovative Health	$ 7,726	$ 7,637	1%	2%	$ 29,197	$ 26,758	9%	11%
Essential Health	$ 5,902	$ 6,410	(8%)	(6%)	$ 23,627	$ 22,094	7%	11%
EH Standalone (Excl. Legacy Hospira)	4,735	5,228	(9%)	(7%)	18,994	20,581	(8%)	(3%)
Legacy Hospira	1,167	1,182	(1%)	(1%)	4,634	1,513	*	*
Total Company	$ 13,627	$ 14,047	(3%)	(1%)	$ 52,824	$ 48,851	8%	11%

Pfizer Standalone (Excl. Legacy Hospira and Legacy Medivation)	$ 12,322	$ 12,865	(4%)	(2%)	$ 48,050	$ 47,339	2%	5%

* Indicates calculation not meaningful or greater than 100%.
2017 FINANCIAL GUIDANCE(7)
Pfizer’s 2017 financial guidance is presented below. Financial guidance reflects the pending disposition of Hospira Infusion Systems (HIS), expected in February 2017, which contributed $1.2 billion of revenues and $0.03 of Adjusted Diluted EPS(2) in 2016.

Revenues	$52.0 to $54.0 billion
Adjusted Cost of Sales(2) as a Percentage of Revenues	20.0% to 21.0%
Adjusted SI&A Expenses(2)	$13.7 to $14.7 billion
Adjusted R&D Expenses(2)	$7.5 to $8.0 billion
Adjusted Other (Income)/Deductions(2)	Approximately $100 million of deductions
Effective Tax Rate on Adjusted Income(2)	Approximately 23.0%
Adjusted Diluted EPS(2)	$2.50 to $2.60

A reconciliation of Pfizer’s full-year 2016 financial results to certain components of its 2017 financial guidance, including certain significant factors impacting 2017 financial guidance, is below:

	Full-Year 2016 Results	Full-Year 2016 Contribution from HIS	Full-Year 2016 Results Excluding HIS Contribution	2017 Financial Guidance at 2016 FX Rates	Impact of Mid-January 2017 FX Rates Compared to 2016 FX Rates	2017 Financial Guidance

Revenues	$52.8 billion	$1.2 billion	$51.7 billion	$52.9 to $54.9 billion	($0.9 billion)	$52.0 to $54.0 billion
Adjusted Diluted EPS(2)	$2.40	$0.03	$2.37	$2.55 to $2.65	($0.05)	$2.50 to $2.60

EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “I was pleased with the company’s overall performance during 2016 and believe both of our businesses executed well despite a challenging operating environment. We generated attractive operational revenue and earnings growth driven by our major products within both the Innovative Health and Essential Health businesses. In addition to strong business performance, we allocated our shareholders’ capital to a variety of value-creating initiatives that included company and product portfolio acquisitions, share repurchases, an increase in our dividend and ongoing funding for our R&D and commercial organizations.
“We are operating with a highly focused business structure and management team, providing us with the best opportunity to generate attractive operating revenue and earnings growth as demonstrated by our 2017 financial guidance.  Our strong in-market product portfolio and broad R&D pipeline include several potential first-in-class or best-in-class compounds in important therapeutic areas.  I believe we are positioned for continued strong performance in 2017 and beyond, which will enhance our ability to deliver new therapies to patients and create value for our shareholders,” Mr. Read concluded.
Frank D’Amelio, Executive Vice President, Business Operations and Chief Financial Officer, stated, “Pfizer-standalone revenues in 2016 grew 5% operationally, excluding the impact of foreign exchange as well as legacy Hospira and legacy Medivation operations, reflecting solid underlying growth despite significant headwinds from product losses of exclusivity and the decline in revenues for Prevnar 13 Adult in the U.S. During 2016, we completed the acquisitions of Anacor and Medivation which added important revenue growth drivers to our Innovative Health business while we continued to integrate legacy Hospira operations into our Essential Health business. Finally, during 2016 we returned $12.3 billion directly to shareholders through dividends and share repurchases.
“Our 2017 financial guidance at the midpoint of our ranges implies revenues slightly above 2016 and a 6% increase to adjusted diluted EPS(2) compared to 2016 results. We expect to achieve this despite absorbing revenue headwinds totaling $4.5 billion, comprised of $2.4 billion resulting from anticipated generic competition, $1.2 billion due to the pending disposition of HIS and $0.9 billion due to adverse changes in foreign exchange rates since 2016. Excluding the negative impacts of the pending disposition of HIS and foreign exchange, the midpoints of our 2017 revenue and adjusted diluted EPS(2) guidance ranges reflect 4% and 10% operational growth, respectively. Notably, our guidance for adjusted diluted EPS(2) anticipates share repurchases totaling $5.0 billion in 2017, which are expected to more than offset potential dilution related to employee compensation programs,” Mr. D’Amelio concluded.
QUARTERLY FINANCIAL HIGHLIGHTS (Fourth-Quarter 2016 vs. Fourth-Quarter 2015)
Fourth-quarter 2016 revenues totaled $13.6 billion, a decline of $420 million, or 3% compared to the prior-year quarter, reflecting an operational decline of $191 million, or 1%, and the unfavorable impact of foreign exchange of $228 million, or 2%. Excluding the fourth-quarter 2016 contribution from legacy Medivation operations and foreign exchange, revenues declined by $330 million, or 2%.
Of note, there were four fewer selling days in the U.S. and three fewer selling days in international markets during fourth-quarter 2016 compared to fourth-quarter 2015, resulting in a negative impact on fourth-quarter 2016 revenues of approximately $750 million compared to the prior-year quarter.
Innovative Health Highlights

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IH delivered 2% operational revenue growth in fourth-quarter 2016, driven by continued growth from key brands including Ibrance, primarily in the U.S., Eliquis globally, the addition of Xtandi revenues in the U.S. resulting from the acquisition of Medivation in September 2016, as well as Xeljanz and Lyrica, both primarily in the U.S. Global Ibrance revenue more than doubled operationally while global operational revenue growth for Xeljanz and Eliquis was 62% and 50%, respectively. Sequentially, fourth-quarter 2016 Ibrance revenues in the U.S. increased 15% compared to third-quarter 2016.

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Global Prevnar/Prevenar 13 revenues declined 23% operationally. In the U.S., Prevnar 13 revenues decreased 33% due to the continued decline in revenues for the Adult indication due to a high initial capture rate of the eligible population following its successful fourth-quarter 2014 launch, which resulted in a smaller remaining “catch up” opportunity compared to the prior-year quarter, as well as the unfavorable impact from the timing of government purchases for the pediatric indication.

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Fourth-quarter 2016 operational growth was also negatively impacted by lower revenues for Enbrel in most developed Europe markets, primarily due to continued biosimilar competition, as well as the loss of Rebif alliance revenues resulting from the year-end 2015 expiry of the collaboration agreement to co-promote Rebif in the U.S.

Essential Health Highlights

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Fourth-quarter 2016 EH revenues decreased 6% operationally, resulting from a 20% operational decline from Peri-LOE Products(8) and a 3% operational decline from Legacy Established Products (LEP)(8) partially offset by 3% operational growth from the Sterile Injectable Pharmaceuticals (SIP)(8) portfolio and 48% operational growth from Biosimilars(8). EH revenues excluding the performance of HIS, which Pfizer expects to divest in February 2017, declined 5% operationally.

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Revenues from legacy Hospira products declined 1% operationally. Excluding the performance of HIS, revenues from legacy Hospira products increased 2% operationally. Revenues from EH-standalone products (excluding legacy Hospira) declined 7% operationally.

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Developed markets revenues declined 9% operationally, negatively impacted by a 28% operational decline from Peri-LOE Products(8) and a 7% operational decline from the LEP(8) portfolio, partially offset by 51% operational growth from Biosimilars(8).

▪	Revenues in emerging markets grew 4% operationally, primarily driven by 3% operational growth from the LEP(8) portfolio and 9% operational growth from the SIP(8) portfolio.
GAAP Reported(1) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(1)

($ in millions) (Favorable)/Unfavorable	Fourth-Quarter				Full-Year
	2016	2015	% Change		2016	2015	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(1)	$ 3,218	$ 3,410	(6%)	(7%)	$ 12,329	$ 9,648	28%	23%
Percent of Revenues	23.6%	24.3%	N/A	N/A	23.3%	19.7%	N/A	N/A
SI&A Expenses(1)	4,423	5,048	(12%)	(11%)	14,837	14,809	—	3%
R&D Expenses(1)	2,512	2,348	7%	8%	7,872	7,690	2%	3%
Total	$ 10,153	$ 10,807	(6%)	(6%)	$ 35,038	$ 32,147	9%	9%

Other (Income)/Deductions––net(1)	$ 841	$ 2,190	(62%)	(27%)	$ 3,655	$ 2,860	28%	53%
Effective Tax Rate on Reported Income/(Loss)(1)	1.7%	53.0%			13.4%	22.2%

The decrease in fourth-quarter 2016 Other deductions––net(1) was primarily driven by the non-recurrence of foreign currency losses related to Venezuela and a charge to resolve a Protonix-related legal matter, both of which were incurred in the prior-year quarter, partially offset primarily by an impairment charge in fourth-quarter 2016 as a result of the pending HIS transaction, a loss resulting from the early redemption of certain outstanding debt securities in fourth-quarter 2016 and higher impairment charges compared to the prior-year quarter.

Adjusted(2) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Fourth-Quarter				Full-Year
	2016	2015	% Change		2016	2015	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(2)	$ 3,046	$ 2,983	2%	(2%)	$ 11,630	$ 9,021	29%	24%
Percent of Revenues	22.4%	21.2%	N/A	N/A	22.0%	18.5%	N/A	N/A
Adjusted SI&A Expenses(2)	4,402	4,598	(4%)	(3%)	14,745	14,324	3%	5%
Adjusted R&D Expenses(2)	2,505	2,318	8%	9%	7,841	7,653	2%	3%
Total	$ 9,953	$ 9,900	1%	—	$ 34,215	$ 30,998	10%	10%

Adjusted Other (Income)/Deductions––net(2)	($182)	$1	*	*	($729)	($409)	78%	*
Effective Tax Rate on Adjusted Income(2)	24.1%	19.6%			23.0%	24.0%

* Indicates calculation not meaningful or greater than 100%.
The diluted weighted-average shares outstanding used to calculate adjusted diluted EPS(2) declined by 105 million shares compared to the prior-year quarter due to Pfizer’s share repurchase program, reflecting the impact of a $5 billion accelerated share repurchase agreement executed in March 2016 and completed in June 2016.
A full reconciliation of Reported(1) to Adjusted(2) financial measures and associated footnotes can be found starting on page 21 of this press release.
FULL-YEAR FINANCIAL SUMMARY (Full-Year 2016 vs. Full-Year 2015)
Full-year 2016 revenues increased $4.0 billion, or 8%, reflecting operational growth of $5.5 billion, or 11%, partially offset by the unfavorable impact of foreign exchange of $1.5 billion, or 3%.
Excluding the 2015 and 2016 contributions from legacy Hospira operations, the unfavorable impact of foreign exchange and, to a lesser extent, legacy Medivation operations of $140 million, Pfizer-standalone revenues increased by $2.2 billion operationally, or 5%, reflecting operational growth from certain key products partially offset by product losses of exclusivity and co-promotion expirations that negatively impacted 2016 revenues by $1.8 billion operationally.
There was one additional selling day in international markets during full-year 2016 compared to full-year 2015, resulting in a favorable impact on full-year 2016 revenues of approximately $100 million compared to the prior year. In the U.S., there was no difference in selling days in full-year 2016 compared to full-year 2015.

RECENT NOTABLE DEVELOPMENTS (Since November 1, 2016)
Product Developments

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Bosulif (bosutinib) -- In December 2016, Pfizer and its partner Avillion LLP announced results from the Phase 3 BFORE (Bosutinib trial in First line chrOnic myelogenous leukemia tREatment) trial demonstrating superiority of Bosulif over imatinib as a first-line treatment for patients with chronic phase Philadelphia chromosome positive (Ph+) chronic myeloid leukemia (CML). Based on the results of the study, Pfizer will work with the U.S. Food and Drug Administration (FDA) and other regulatory authorities to potentially make Bosulif available for Ph+ CML patients in the first-line setting.

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Celebrex (celecoxib) -- In November 2016, Pfizer announced results of the PRECISION (Prospective Randomized Evaluation of Celecoxib Integrated Safety vs. Ibuprofen Or Naproxen) trial, which demonstrated similar rates of cardiovascular risk in patients treated with prescription doses of celecoxib, ibuprofen and naproxen who had a clinical diagnosis of osteoarthritis (OA) or rheumatoid arthritis (RA), were at high risk for cardiovascular disease, and required daily treatment with non-steroidal anti-inflammatory drugs (NSAIDs) to control symptoms of arthritis. In addition, patients treated with celecoxib experienced significantly fewer gastrointestinal events as compared with those receiving prescription doses of ibuprofen or naproxen. However, it is important to note that given the trial’s design – prescription doses and chronic use in patients with cardiovascular risk factors – no inferences are possible regarding the safety of intermittent use of low-dose, over-the-counter NSAIDs. The results of the PRECISION study were presented at the annual meeting of the American Heart Association by Dr. Steve Nissen, chairman of cardiovascular medicine at the Cleveland Clinic and principal investigator of the PRECISION trial. In addition, the results were published in The New England Journal of Medicine.

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Chantix/Champix (varenicline) -- In December 2016, the FDA approved updates to the Chantix labeling, including removal of the boxed warning regarding serious neuropsychiatric events. The removal of the boxed warning is based on the outcomes of EAGLES (Evaluating Adverse Events in a Global Smoking Cessation Study), the largest smoking cessation clinical trial in patients without and with a history of psychiatric disorder, and is consistent with the recommendation of the FDA Psychopharmacologic Drugs and Drug Safety and Risk Management Advisory Committees. Additional labeling revisions based on EAGLES include updates to the corresponding warning regarding neuropsychiatric safety and the addition of information on the superior efficacy of Chantix compared to bupropion or nicotine patch.

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Eucrisa (crisaborole ointment 2%) -- Pfizer announced in December 2016 that the FDA approved Eucrisa, a novel non-steroidal topical phosphodieterase-4 (PDE-4) inhibitor for the treatment of mild to moderate atopic dermatitis (AD) in patients two years of age and older. AD, often called eczema, is a chronic condition impacting nearly 18 million children and adults in the U.S. Approximately 90% of people living with AD have the mild to moderate form of the condition. Eucrisa is expected to be available by prescription starting in early February 2017.

▪	Ibrance (palbociclib)

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In December 2016, the FDA accepted for review a supplemental New Drug Application (sNDA) for Ibrance that supports the conversion of the accelerated approval of Ibrance in combination with letrozole to regular approval and includes data from the Phase 3 PALOMA-2 trial, which evaluated Ibrance as initial therapy in combination with letrozole for postmenopausal women with estrogen receptor-positive, human epidermal growth factor receptor 2-negative (ER+, HER2-) metastatic breast cancer. This is the same patient population as the randomized Phase 2 PALOMA-1 trial upon which the accelerated approval of Ibrance plus letrozole was granted in February 2015. The sNDA was granted Priority Review status and has a Prescription Drug User Fee Act (PDUFA) goal date for a decision by the FDA in April 2017.

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Pfizer announced in December 2016 results from a sub-analysis studying Asian patients from the Phase 3 PALOMA-2 trial. Results showed the combination of Ibrance and letrozole significantly extended progression-free survival (PFS) by more than 11 months compared with letrozole plus placebo, and demonstrated that the median PFS exceeded two years in these patients. Data from this sub-analysis was shared in an oral presentation at the 2nd European Society for Medical Oncology Asia (ESMO Asia) Congress in Singapore.

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In November 2016, Pfizer announced that detailed results from the Phase 3 PALOMA-2 trial were published in The New England Journal of Medicine. These data, initially presented at the 52nd American Society of Clinical Oncology (ASCO) Annual Meeting in June 2016, demonstrate the clinical benefit of Ibrance as initial therapy for postmenopausal women with ER+, HER2- metastatic breast cancer.

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Pfizer announced in November 2016 that the European Commission (EC) has approved Ibrance for the treatment of women with hormone receptor-positive, human epidermal growth factor receptor 2-negative (HR+/HER2-) locally advanced or metastatic breast cancer. The approval is for Ibrance to be used in combination with an aromatase inhibitor. The approval also covers the use of Ibrance in combination with fulvestrant in women who have received prior endocrine therapy.

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Lyrica (pregabalin) -- Pfizer announced in December 2016 positive top-line results of a study that evaluated the use of Lyrica Capsules CV and Oral Solution CV as adjunctive therapy for pediatric epilepsy patients four to 16 years of age with partial onset seizures. Results showed that adjunctive treatment with Lyrica 10 mg/kg/day resulted in a statistically significant reduction in seizure frequency versus placebo, the primary efficacy endpoint. Treatment with Lyrica 2.5 mg/kg/day resulted in a numerical reduction in seizure frequency, which was not statistically significant. Lyrica is not approved as adjunctive therapy for pediatric epilepsy patients with partial onset seizures.

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Mylotarg (gemtuzumab ozogamicin) -- A Biologics License Application (BLA) for Mylotarg was accepted for filing by the FDA in January 2017 and a Marketing Authorization Application (MAA) was validated for review by the European Medicines Agency (EMA) in December 2016. Mylotarg is being evaluated for the potential treatment of adult patients with acute myeloid leukemia (AML). Mylotarg was originally approved under the FDA’s accelerated approval program in 2000 for use as a single agent in first relapse patients with CD33-positive AML who were 60 years or older. In 2010, Pfizer voluntarily withdrew Mylotarg after a confirmatory Phase 3 trial did not show a clinical benefit and the fatal induction toxicity rate was significantly higher in the Mylotarg arm. The recent regulatory submissions are based on additional data from a Phase 3 randomized, open-label study (ALFA-0701) that evaluated the addition of Mylotarg to standard induction chemotherapy using an alternative fractionated dosing schedule in 280 adult, de novo, AML patients aged 50-70 years old, as well as a meta-analysis of patient-level data from over 3,000 patients in five randomized Phase 3 studies (including ALFA-0701) spanning 10 years of research. The PDUFA goal date for a decision by the FDA is in September 2017. Mylotarg originates from a collaboration between Pfizer and Celltech, now UCB. Pfizer has sole responsibility for all manufacturing and clinical development activities for this molecule.

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Nimenrix (Meningococcal group A, C, W-135, and Y conjugate vaccine) -- In December 2016, the EC approved an expanded indication for Nimenrix for active immunization against invasive meningococcal disease (IMD) caused by Neisseria meningitidis serogroups A, C, W-135, and Y (MenACWY) in infants as early as six weeks of age. Nimenrix is now the first and only MenACWY conjugate vaccine in the European Union (EU) that can be administered from six weeks of age with no upper age limit. Nimenrix was approved for administration in infants as a two dose primary series, with the first dose given from six weeks of age and with an interval of two months between doses, followed by a booster dose at 12 months.

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Prevnar 13/Prevenar 13 (Pneumococcal 13-valent conjugate vaccine) -- In November 2016, Pfizer China announced that it received approval from the Chinese Food and Drug Administration to market its pneumococcal 13-valent conjugate vaccine, Prevenar 13, in China for active immunization for the prevention of invasive diseases (including bacteremic pneumonia, meningitis, septicemia, and bacteremia) caused by Streptococcus pneumoniae (S. Pneumoniae) serotypes 1, 3, 4, 5, 6A, 6B, 7F, 9V, 14, 18C, 19A, 19F, and 23F in infants and children aged 6 weeks to 15 months. S. pneumoniae is the most common cause of invasive disease as well as pneumonia and upper respiratory tract infections. In China, the recommended Prevenar 13 immunization series is a primary series administered at 2, 4 and 6 months of age with a fourth (booster) dose administered at approximately 12-15 months of age.

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Retacrit (epoetin alpha) -- In December 2016, Pfizer completed the resubmission of the BLA to the FDA for Retacrit, its proposed biosimilar of Epogen®(9) and Procrit®(10). This resubmission is in response to the FDA Complete Response Letter received in October 2015. Pfizer will continue to work closely with the agency on next steps and remains committed to bringing this important medicine to patients in the U.S. as quickly as possible.

▪	Xeljanz (tofacitinib)

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Pfizer announced in January 2017 that the Committee for Medicinal Products for Human Use (CHMP) of the EMA adopted a positive opinion recommending Xeljanz 5 mg twice daily (BID) for the treatment of patients with moderate to severe active rheumatoid arthritis (RA). If approved, Xeljanz in combination with methotrexate (MTX) will be indicated for the treatment of moderate to severe active RA in adult patients who have responded inadequately to, or who are intolerant to one or more disease-modifying antirheumatic drugs. Xeljanz can be given as monotherapy in case of intolerance to MTX or when treatment with MTX is inappropriate. The CHMP’s opinion will now be reviewed by the EC, which has the authority to approve medicines for the EU.

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In November 2016, Pfizer presented results from the Phase 3 Oral Psoriatic Arthritis TriaL (OPAL) studies, Broaden and Beyond, at the 2016 ACR/ARHP Annual Meeting. OPAL Broaden and OPAL Beyond evaluated the efficacy and safety of Xeljanz in adult patients with active psoriatic arthritis who had an inadequate response to conventional synthetic disease-modifying antirheumatic drugs or to tumor necrosis factor inhibitors, respectively. OPAL Broaden and OPAL Beyond met their primary efficacy endpoints showing a statistically significant improvement with tofacitinib 5 mg and 10 mg twice daily compared to treatment with placebo at three months as measured by American College of Rheumatology 20 (ACR20) response and change from baseline in Health Assessment Questionnaire Disability Index score.

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Xtandi (enzalutamide) -- In December 2016, Pfizer and Astellas Pharma Inc. announced that the Phase 4 PLATO study, evaluating the efficacy and safety of continued treatment with Xtandi plus abiraterone acetate and prednisone compared to treatment with abiraterone acetate and prednisone alone, did not meet its primary endpoint of improvement in PFS in patients with chemotherapy-naïve metastatic castration-resistant prostate cancer whose prostate-specific antigen has previously progressed on Xtandi.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for candidates from Phase 2 through registration.

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Avelumab (PF-06834635, MSB0010718C) -- EMD Serono Inc. (EMD Serono), the biopharmaceutical business of Merck KGaA, Darmstadt, Germany, in the U.S. and Canada, and Pfizer announced in November 2016 that the FDA has accepted for Priority Review EMD Serono’s BLA for avelumab seeking approval for use in patients with metastatic Merkel cell carcinoma (MCC), based on results of the JAVELIN Merkel 200 trial. Avelumab is an investigational fully human anti-PD-L1 IgG1 monoclonal antibody and could be the first treatment indicated for metastatic MCC in the U.S., if approved. MCC is a rare and aggressive skin cancer, which impacts approximately 2,500 Americans a year.

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PF-05280014 (proposed biosimilar trastuzumab) -- In November 2016, Pfizer announced that the pivotal REFLECTIONS B3271002 study, a comparative safety and efficacy study of PF-05280014 versus Herceptin®(11) (trastuzumab), met its primary endpoint. The trial demonstrated equivalence in the primary endpoint of objective response rate of PF-05280014 versus Herceptin®(11), each taken in combination with paclitaxel, in first-line patients with HER2-positive metastatic breast cancer. A separate comparative, randomized, double-blind clinical trial in early breast cancer patients (REFLECTIONS B3271004) also met its primary endpoint of steady-state Ctrough concentrations (PK) in patients treated with PF-05280014 and Herceptin®(11). PF-05280014 is being developed by Pfizer as a potential biosimilar to Herceptin®(11).

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PF-06410293 (proposed biosimilar adalimumab) -- In January 2017, Pfizer announced that the comparative, confirmatory REFLECTIONS B538-02 study met its primary objective by demonstrating equivalent efficacy as measured by the ACR20 response rate at Week 12. This trial evaluated the efficacy, safety, and immunogenicity of PF-06410293 compared to Humira®(12) (adalimumab), each taken in combination with methotrexate, in patients with moderate to severe rheumatoid arthritis. PF-06410293 is being developed by Pfizer as a potential biosimilar to Humira®(12).

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PF-06425090 (Clostridium difficile (C. difficile) vaccine candidate) -- Pfizer announced in January 2017 that its Phase 2 study evaluating PF-06425090 provided positive data based on a pre-planned interim analysis. The randomized Phase 2 study examined the safety, tolerability and immunogenicity of the vaccine in healthy adults 65 to 85 years of age. PF-06425090 is designed to help prevent C. difficile infection. Based on these findings, Pfizer will progress PF-06425090 into Phase 3 in the first half of 2017.

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PF-06836922 (hGH-CTP, long-acting human growth hormone) -- OPKO Health, Inc. (OPKO) announced in December 2016 that the primary endpoint was not met for its Phase 3, double-blind, placebo-controlled study of its investigational long-acting human growth hormone product (hGH-CTP) in adults with growth hormone deficiency. OPKO announced that it is undertaking further review of the study population as promptly as possible. The safety profile observed in this study was consistent with that known for growth hormone treatments. In December 2014, OPKO entered into a worldwide collaboration and license agreement with Pfizer for the development and commercialization of hGH-CTP.

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SPK-9001 -- Spark Therapeutics and Pfizer announced in December 2016 updated preliminary data from the ongoing Phase 1/2 clinical trial of investigational SPK-9001 in hemophilia B was presented during the Plenary Scientific Session at the 58th American Society of Hematology Annual Meeting. The results suggested sustained therapeutic levels of factor IX activity among all study participants. Together, all nine participants reduced infusions of factor IX concentrates by 99% over a cumulative 1,650 days.

Corporate Developments

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In January 2017, ICU Medical, Inc. (ICU Medical) and Pfizer modified the terms of the definitive agreement entered into on October 6, 2016, under which ICU Medical will acquire HIS from Pfizer. These modifications are a result of recent changes in performance of HIS that affect ICU Medical’s previously announced expectations for the transaction. Under the terms of the modified agreement, the aggregate purchase price will be adjusted to be up to $900 million (versus $1 billion as originally agreed). Upon closing, Pfizer will receive approximately $400 million in equity (based upon the 30-day volume weighted average price through October 5, 2016, the day prior to announcement of the proposed transaction) in the form of 3.2 million newly issued shares of ICU Medical common stock (as originally agreed) and $275 million in cash (versus $600 million as originally agreed), which will be financed with ICU Medical’s existing cash balances and a $75 million seller note. Pfizer is entitled to up to an additional $225 million based on achievement of performance targets for the combined company through December 31, 2019, which would be payable after that date if performance is within the agreed target range. The transaction is expected to close in February 2017.

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In December 2016, Pfizer’s board of directors declared a 32-cent first-quarter 2017 dividend on the company’s common stock, representing an increase of approximately 7% compared to the company’s first-quarter 2016 dividend. The dividend is payable on March 1, 2017 to shareholders of record at the close of business on February 3, 2017.

▪
In December 2016, which falls in the first fiscal quarter of 2017 for Pfizer’s international operations, Pfizer completed the acquisition of the development and commercialization rights to AstraZeneca’s small molecule anti-infective business, primarily outside the U.S. The agreement includes the commercialization and development rights to the newly approved EU drug Zavicefta™ (ceftazidime-avibactam), the marketed agents Merrem™/Meronem™ (meropenem) and Zinforo™ (ceftaroline fosamil), and the clinical development assets aztreonam-avibactam (ATM-AVI) and CXL (ceftaroline fosamil-AVI).

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income/(loss) is defined as net income/(loss) attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) and reported loss per share (LPS) are defined as reported diluted EPS or LPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Management’s Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2016, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this performance measure. Pfizer reports Adjusted income, and certain components of Adjusted income, in order to portray the results of major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the fourth quarter and twelve months ended December 31, 2016 and 2015. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)
Effective in second-quarter 2016, Pfizer’s operating structure was reorganized from three segments to two to reflect changes to how the innovative pharmaceutical, vaccine and consumer healthcare operations are managed. Pfizer Innovative Health was previously known as the Innovative Products business, which was comprised of the Global Innovative Pharmaceutical (GIP) and Global Vaccines, Oncology and Consumer Healthcare (VOC) segments. Additionally, the name of Pfizer’s Established Products business, which consisted of the Global Established Pharmaceutical (GEP) segment, was changed to Pfizer Essential Health. For a description of each business, see the Notes to Operating Segment Information section of this press release, which can be found on page 27. Prior period segment operating results have been reclassified to conform to the current period presentation.

(4)
Beginning in 2016, Pfizer’s contract manufacturing business, Pfizer CentreOne, is now part of Pfizer Essential Health. Pfizer CentreOne consists of (i) legacy Pfizer’s contract manufacturing and active pharmaceutical ingredient sales operation, including manufacturing and supply agreements with Zoetis Inc. (previously known as Pfizer CentreSource or PCS); and (ii) legacy Hospira’s One-2-One sterile injectables contract manufacturing operation. Prior to 2016, PCS was managed outside of Pfizer’s operating segments and its revenues were reported as other business activities. Prior period PCS operating results have been reclassified to conform to the current period presentation as part of Essential Health.

(5)
Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, in accordance with Pfizer’s domestic and international reporting periods, Pfizer’s consolidated financial statements for the three and twelve months ended December 31, 2015 reflect only four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations.

(6)
References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange as well as the negative currency impact related to Venezuela. The operational variances are determined by multiplying or dividing, as appropriate, the current period U.S. dollar results by the current period average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year period average foreign exchange rates. Pfizer believes that presenting these operational variances provides useful information in evaluating business results because exchange rate changes, while part of its ongoing business, can mask positive or negative trends in the business and are not within its control.

(7)	The 2017 financial guidance reflects the following:

▪
Pfizer does not provide guidance for GAAP Reported financial measures (other than Revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

▪
Does not assume the completion of any business development transactions not completed as of December 31, 2016, including any one-time upfront payments associated with such transactions, except for the pending disposition of HIS, expected in February 2017.

▪	Exchange rates assumed are as of mid-January 2017.

▪
Reflects an anticipated negative revenue impact of $2.4 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.

▪
Reflects the anticipated negative impact of $0.9 billion on revenues and $0.05 on adjusted diluted EPS(2) as a result of unfavorable changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2016.

▪
Guidance for adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 6.1 billion shares, including anticipated share repurchases totaling $5.0 billion in 2017, which are expected to more than offset potential dilution related to employee compensation programs.

(8)	The following are certain product categories within Essential Health:

▪	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).

▪
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products primarily include Lyrica in certain developed Europe markets, Pristiq globally, Celebrex, Zyvox and Revatio in most developed markets, Vfend and Viagra in certain developed Europe markets and Japan, and Inspra in the EU.

▪	Legacy Established Products include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products).

▪
Biosimilars include Inflectra/Remsima (biosimilar infliximab) in the U.S. and certain international markets, Nivestim (biosimilar filgrastim) in certain Asian markets and Retacrit (biosimilar epoetin zeta) in certain international markets.

Definitions for all Essential Health product categories can be found in the footnotes to the product revenue tables on page 39 of this press release.
(9)    Epogen® is a registered U.S. trademark of Amgen Inc.
(10)    Procrit® is a registered U.S. trademark of Johnson & Johnson Corporation.

(11)    Herceptin® is a registered U.S. trademark of Genentech, Inc.
(12)    Humira® is a registered U.S. trademark of Abbvie Biotechnology Ltd.

Contacts:	Media		Investors
	Joan Campion	212.733.2798	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Fourth-Quarter		% Incr. /	Full-Year		% Incr. /
	2016	2015	(Decr.)	2016	2015	(Decr.)
Revenues(2)	$13,627	$14,047	(3)	$52,824	$48,851	8
Costs and expenses:
Cost of sales(3), (4)	3,218	3,410	(6)	12,329	9,648	28
Selling, informational and administrative expenses(3), (4)	4,423	5,048	(12)	14,837	14,809	—
Research and development expenses(3), (4)	2,512	2,348	7	7,872	7,690	2
Amortization of intangible assets(4)	1,121	980	14	4,056	3,728	9
Restructuring charges and certain acquisition-related costs(5)	735	425	73	1,724	1,152	50
Other (income)/deductions––net(6)	841	2,190	(62)	3,655	2,860	28

Income/(loss) from continuing operations before provision/(benefit) for taxes on income	777	(354)	*	8,351	8,965	(7)
Provision/(benefit) for taxes on income(7)	13	(188)	*	1,123	1,990	(44)
Income/(loss) from continuing operations	763	(166)	*	7,229	6,975	4
Discontinued operations––net of tax	17	(3)	*	17	11	49
Net income/(loss) before allocation to noncontrolling interests	780	(169)	*	7,246	6,986	4
Less: Net income attributable to noncontrolling interests	6	3	*	31	26	20
Net income/(loss) attributable to Pfizer Inc.	$775	$(172)	*	$7,215	$6,960	4

Earnings/(loss) per common share––basic:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$0.12	$(0.03)	*	$1.18	$1.13	5
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$0.13	$(0.03)	*	$1.18	$1.13	5

Earnings/(loss) per common share––diluted:
Income/(loss) from continuing operations attributable to Pfizer Inc. common shareholders	$0.12	$(0.03)	*	$1.17	$1.11	5
Discontinued operations––net of tax	—	—	—	—	—	—
Net income/(loss) attributable to Pfizer Inc. common shareholders	$0.13	$(0.03)	*	$1.17	$1.11	5
Weighted-average shares used to calculate earnings/(loss) per common share:
Basic	6,070	6,174		6,089	6,176
Diluted(8), (9)	6,144	6,174		6,159	6,257

*	Calculation not meaningful or greater than 100%.
See end of tables for notes (1) through (9).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and twelve months ended December 31, 2016 and December 31, 2015. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2016 and November 30, 2015.

The financial results of Medivation, Inc. (Medivation) are included in our consolidated financial statements commencing from the acquisition date of September 28, 2016. Therefore, in accordance with our domestic reporting periods, our consolidated statements of income for fourth-quarter and full-year 2016 reflect three months of legacy Medivation operations.
The financial results of Anacor Pharmaceuticals, Inc. (Anacor) are included in our consolidated financial statements commencing from the acquisition date of June 24, 2016. Therefore, in accordance with our domestic reporting periods, our consolidated statements of income for fourth-quarter and full-year 2016 reflect three months and approximately six months of legacy Anacor operations, respectively, which were immaterial.
The financial results of Hospira, Inc. (Hospira) are included in our consolidated financial statements commencing from the acquisition date of September 3, 2015. Therefore, in accordance with our domestic and international reporting periods, our consolidated statement of income for fourth-quarter 2015 reflects three months of legacy Hospira global operations, and our consolidated statement of income for full-year 2015 reflects four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)
Revenues for fourth-quarter 2016 were unfavorably impacted by approximately $750 million as a result of four fewer selling days in the U.S. and three fewer selling days in international markets during fourth-quarter 2016, compared to fourth-quarter 2015. Revenues for full-year 2016 were favorably impacted by approximately $100 million as a result of one additional selling day in international markets. In the U.S. there was no difference in selling days in full-year 2016, compared to full-year 2015.

(3)	Exclusive of amortization of intangible assets, except as discussed in footnote (4) below.

(4)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(5)
Included in Restructuring charges and certain acquisition-related costs are (i) restructuring charges of $582 million in the fourth quarter of 2016 and $1.2 billion for full-year 2016 for employee termination costs, exit costs and asset impairments, which are largely associated with cost-reduction and productivity initiatives not associated with acquisitions, as well as our acquisitions of Hospira and Medivation; (ii) transaction costs, such as banking, legal, accounting and other similar services, of $13 million in the fourth quarter of 2016, most of which are directly related to our acquisition of Anacor, and $127 million for full-year 2016, most of which are directly related to our acquisitions of Medivation and Anacor, as well as costs associated with our terminated transaction with Allergan plc (Allergan); and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes, of $141 million in the fourth quarter of 2016, primarily related to our acquisition of Hospira and $441 million for full-year 2016, primarily related to our acquisition of Hospira and the terminated transaction with Allergan.

Included in Restructuring charges and certain acquisition-related costs are (i) restructuring charges of $256 million in the fourth quarter of 2015 and $811 million in full-year 2015 for employee termination costs, asset impairments and other exit costs, which in the fourth quarter of 2015 are largely associated with cost-reduction and productivity initiatives not associated with acquisitions, and in full-year 2015, are largely associated with our acquisition of Hospira; (ii) transaction costs, such as banking, legal, accounting and other similar services, directly related to our terminated transaction with Allergan and our acquisition of Hospira of $52 million in the fourth quarter of 2015 and $123 million in full-year 2015; and (iii) integration costs, representing external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes, of $116 million in the fourth quarter of 2015 and $218 million in full-year 2015, primarily related to our acquisition of Hospira.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(6)	Other (income)/deductions––net includes the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2016	2015	2016	2015
Interest income(a)	$(113)	$(139)	$(470)	$(471)
Interest expense(a)	297	335	1,186	1,199
Net interest expense	185	196	716	728
Foreign currency loss related to Venezuela(b)	—	806	—	806
Royalty-related income(c)	(210)	(238)	(905)	(922)
Certain legal matters, net(d)	15	876	510	975
Net gains on asset disposals(e)	(90)	(1)	(171)	(232)
Impairment on remeasurement of Hospira Infusion Systems net assets(f)	290	—	1,712	—
Certain asset impairments(g)	359	160	1,447	818
Business and legal entity alignment costs(h)	82	58	261	282
Other, net(i)	210	333	85	403
Other (income)/deductions––net	$841	$2,190	$3,655	$2,860

(a)
Interest income decreased in fourth-quarter 2016, primarily due to lower investment returns driven by a lower cash balance. Interest expense decreased in fourth-quarter 2016, primarily due to the maturities of a portion of fixed-rate long-term debt in the first half of 2016, as well as the benefit from the early redemption of some outstanding debt, partially offset by two fixed-rate bond issuances in the second and fourth quarters of 2016.

(b)
In fourth-quarter and full-year 2015, represents a foreign currency loss related to conditions in Venezuela during 2015, that had us resolve that our Venezuelan bolivar-denominated net monetary assets that are subject to revaluation were no longer expected to be settled at the Venezuelan government CENCOEX official rate of 6.30, but rather at the then SIMADI rate of 200, the lowest official rate. Those conditions included the inability to obtain significant conversions of Venezuelan bolivars related to intercompany U.S. dollar denominated accounts, an evaluation of the effects of the implementation of a fourth-quarter 2015 operational restructuring, resulting in a36% reduction in our labor force in Venezuela, and our expectation of the changes in Venezuela's responses to changes in its economy.

(c)
In fourth-quarter and full-year 2016, includes Xtandi royalty income of $63 million. Royalty income decreased in fourth-quarter 2016, primarily due to lower royalty income for Enbrel of $92 million, resulting from the expiration on October 31, 2016 of the 36-month royalty period under the collaboration agreement for Enbrel in the U.S. and Canada (the collaboration period expired on October 31, 2013), partially offset by Xtandi royalty income of $63 million.

(d)
In full-year 2016, primarily includes amounts to resolve a Multi-District Litigation relating to Celebrex and Bextra pending against the Company in New York federal court for $486 million, partially offset by the reversal of a legal accrual where a loss is no longer deemed probable. In addition, full-year 2016 includes a settlement related to a patent matter. In fourth-quarter and full-year 2015, primarily includes $784.6 million related to an agreement in principle reached in February 2016 and finalized in April 2016 to resolve claims alleging that Wyeth's practices relating to the calculation of Medicaid rebates for its drug Protonix (pantoprazole sodium) between 2001 and 2006, several years before Pfizer acquired Wyeth in 2009, violated the Federal Civil False Claims Act and other laws.

(e)
In full-year 2016, includes gains on sales/out-licensing of product and compound rights (approximately $84 million). In full-year 2015, primarily includes gains on sales/out-licensing of product and compound rights (approximately $90 million) and gains on sales of investments in equity securities (approximately $167 million).

(f)
In fourth-quarter and full-year 2016, represents charges related to the write-down of the Hospira Infusion Systems (HIS) net assets to fair value less estimated costs to sell related to the pending sale of HIS net assets to ICU Medical, Inc.

(g)
In fourth-quarter 2016, includes intangible asset impairment charges of $102 million related to sterile injectable in-process research and development (IPR&D) compounds acquired in connection with our acquisitions of Hospira and InnoPharma, Inc. (InnoPharma) and developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections. In full-year 2016, includes: (i) intangible asset impairment charges of $869 million, most of which are related to developed technology rights for a generic injectable

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

antibiotic product for the treatment of bacterial infections and an IPR&D compound for the treatment of anemia, both acquired in connection with our acquisition of Hospira, as well as sterile injectable IPR&D compounds acquired in connection with our acquisition of InnoPharma; and (ii) an impairment loss of $50 million related to Pfizer's 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A. Fourth-quarter and full-year 2016 also include impairments of certain other investments. In fourth-quarter 2015, primarily includes impairment charges for intangible assets, primarily related to an indefinite-lived brand and IPR&D compounds. In full-year 2015, primarily includes an impairment loss of $463 million related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. in China, and impairment charges for intangible assets of $323 million, primarily related to indefinite-lived brands, developed technology rights for the treatment of attention deficit hyperactivity disorder, and IPR&D compounds.

(h)
In fourth-quarter and full-year 2016 and 2015, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(i)
In fourth-quarter and full-year 2016, includes a net loss of approximately $312 million upon the early redemption of debt. In full-year 2016, also includes, among other things, $150 million paid to Allergan for reimbursement of Allergan's expenses associated with the terminated transaction, and income of $116 million from resolution of a contract disagreement. In 2015, includes, among other things, (i) charges of $194 million in fourth-quarter and full-year 2015 related to the write-down of assets to net realizable value; (ii) charges of $116 million in fourth-quarter 2015 and $159 million in full-year 2015 reflecting the change in the fair value of contingent consideration liabilities; and (iii) income associated with equity-method investees of $26 million in fourth-quarter 2015 and $45 million in full-year 2015.

(7)
The Provision for taxes on income for fourth-quarter 2016 was unfavorably impacted by the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business. The Provision for taxes on income for fourth-quarter and full-year 2016 was favorably impacted by the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities and the expiration of certain statutes of limitations. The Provision for taxes on income for full-year 2016 was favorably impacted by (i) benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position, (ii) the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, as well as (iii) benefits related to the adoption of a new accounting standard in the fourth quarter of 2016 as of January 1, 2016 requiring excess tax benefits or deficiencies of share-based compensation to be recognized as a component of the Provision for taxes on income.

The Provision for taxes on income for fourth-quarter and full-year 2015 was favorably impacted by the change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business, the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities and the expiration of certain statutes of limitations, tax benefits associated with certain tax initiatives and the permanent extension of the U.S. R&D tax credit which was signed into law in December 2015. The Provision for taxes on income for fourth-quarter and full-year 2015 was unfavorably impacted by non-tax deductible charges for foreign currency losses related to Venezuela and the agreement in principle reached in February 2016 to resolve claims relating to Protonix.

(8)
Amounts for 2016 reflect the adoption of a new accounting standard, as of January 1, 2016 that requires when applying the treasury stock method for shares that could be repurchased, the assumed proceeds no longer include the amount of excess tax benefit.

(9)
For fourth-quarter 2015, we used basic weighted average shares of 6,174 million (excluding common-share equivalents) to calculate GAAP Reported Loss per common share on Net loss attributable to Pfizer Inc.––diluted.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Fourth-Quarter 2016
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,627	$—	$—	$—	$—	$13,627
Cost of sales(6), (7)	3,218	(11)	(4)	—	(157)	3,046
Selling, informational and administrative expenses(6), (7)	4,423	10	—	—	(30)	4,402
Research and development expenses(6), (7)	2,512	2	—	—	(10)	2,505
Amortization of intangible assets(7)	1,121	(1,087)	—	—	—	34
Restructuring charges and certain acquisition-related costs	735	—	(183)	—	(552)	—
Other (income)/deductions––net	841	5	—	—	(1,027)	(182)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	777	1,082	188	—	1,775	3,822
Provision/(benefit) for taxes on income	13	286	56	—	566	922
Income/(loss) from continuing operations	763	796	131	—	1,209	2,900
Discontinued operations––net of tax	17	—	—	(17)	—	—
Net income attributable to noncontrolling interests	6	—	—	—	—	6
Net income/(loss) attributable to Pfizer Inc.	775	796	131	(17)	1,209	2,894
Earnings/(loss) per common share attributable to Pfizer Inc.––diluted	0.13	0.13	0.02	—	0.20	0.47

	Twelve Months Ended December 31, 2016
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$52,824	$—	$—	$—	$—	$52,824
Cost of sales(6), (7)	12,329	(295)	(7)	—	(397)	11,630
Selling, informational and administrative expenses(6), (7)	14,837	(3)	—	—	(89)	14,745
Research and development expenses(6), (7)	7,872	3	—	—	(34)	7,841
Amortization of intangible assets(7)	4,056	(3,928)	—	—	—	128
Restructuring charges and certain acquisition-related costs	1,724	—	(778)	—	(945)	—
Other (income)/deductions––net	3,655	39	—	—	(4,423)	(729)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	8,351	4,185	785	—	5,888	19,210
Provision/(benefit) for taxes on income	1,123	1,248	104	—	1,943	4,418
Income/(loss) from continuing operations	7,229	2,937	682	—	3,944	14,792
Discontinued operations––net of tax	17	—	—	(17)	—	—
Net income attributable to noncontrolling interests	31	—	—	—	—	31
Net income/(loss) attributable to Pfizer Inc.	7,215	2,937	682	(17)	3,944	14,761
Earnings/(loss) per common share attributable to Pfizer Inc.––diluted	1.17	0.48	0.11	—	0.64	2.40
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Fourth-Quarter 2015
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$14,047	$—	$—	$—	$—	$14,047
Cost of sales(6), (7)	3,410	(324)	(37)	—	(66)	2,983
Selling, informational and administrative expenses(6), (7)	5,048	(2)	—	—	(448)	4,598
Research and development expenses(6), (7)	2,348	2	—	—	(32)	2,318
Amortization of intangible assets(7)	980	(950)	—	—	—	30
Restructuring charges and certain acquisition-related costs	425	—	(226)	—	(199)	—
Other (income)/deductions––net	2,190	19	—	—	(2,208)	1
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	(354)	1,255	263	—	2,952	4,116
Provision/(benefit) for taxes on income	(188)	340	113	—	542	807
Income/(loss) from continuing operations	(166)	915	150	—	2,410	3,309
Discontinued operations––net of tax	(3)	—	—	3	—	—
Net income attributable to noncontrolling interests	3	—	—	—	—	3
Net income/(loss) attributable to Pfizer Inc.	(172)	915	150	3	2,410	3,306
Earnings/(loss) per common share attributable to Pfizer Inc.––diluted(8)	(0.03)	0.15	0.02	—	0.39	0.53

	Twelve Months Ended December 31, 2015
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$48,851	$—	$—	$—	$—	$48,851
Cost of sales(6), (7)	9,648	(413)	(75)	—	(140)	9,021
Selling, informational and administrative expenses(6), (7)	14,809	—	—	—	(484)	14,324
Research and development expenses(6), (7)	7,690	7	—	—	(44)	7,653
Amortization of intangible assets(7)	3,728	(3,598)	—	—	—	130
Restructuring charges and certain acquisition-related costs	1,152	—	(820)	—	(333)	—
Other (income)/deductions––net	2,860	52	—	—	(3,321)	(409)
Income/(loss) from continuing operations before provision/(benefit) for taxes on income	8,965	3,953	894	—	4,321	18,133
Provision/(benefit) for taxes on income	1,990	1,110	303	—	949	4,352
Income/(loss) from continuing operations	6,975	2,843	591	—	3,372	13,781
Discontinued operations––net of tax	11	—	—	(11)	—	—
Net income attributable to noncontrolling interests	26	—	—	—	—	26
Net income/(loss) attributable to Pfizer Inc.	6,960	2,843	591	(11)	3,372	13,755
Earnings/(loss) per common share attributable to Pfizer Inc.––diluted	1.11	0.45	0.09	—	0.54	2.20
See end of tables for notes (1) through (8).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and twelve months ended December 31, 2016 and December 31, 2015. Subsidiaries operating outside the U.S. are included for the three and twelve months ended November 30, 2016 and November 30, 2015.

The financial results of Medivation, Inc. (Medivation) are included in our consolidated financial statements commencing from the acquisition date of September 28, 2016. Therefore, in accordance with our domestic reporting periods, our consolidated statements of income for fourth-quarter and full-year 2016 reflect three months of legacy Medivation operations.
The financial results of Anacor Pharmaceuticals, Inc. (Anacor) are included in our consolidated financial statements commencing from the acquisition date of June 24, 2016. Therefore, in accordance with our domestic reporting periods, our consolidated statements of income for fourth-quarter and full-year 2016 reflect three months and approximately six months of legacy Anacor operations, respectively, which were immaterial.
The financial results of Hospira, Inc. (Hospira) are included in our consolidated financial statements commencing from the acquisition date of September 3, 2015. Therefore, in accordance with our domestic and international reporting periods, our consolidated statement of income for fourth-quarter 2015 reflects three months of legacy Hospira global operations, and our consolidated statement of income for full-year 2015 reflects four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations.

(3)	Acquisition-related costs include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2016	2015	2016	2015
Restructuring charges(a)	$30	$57	$211	$479
Transaction costs(a)	13	52	127	123
Integration costs(a)	141	116	441	218
Additional depreciation––asset restructuring(b)	4	37	7	75
Total acquisition-related costs––pre-tax	188	263	785	894
Income taxes(c)	(56)	(113)	(104)	(303)
Total acquisition-related costs––net of tax	$131	$150	$682	$591

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. In fourth-quarter 2016, restructuring charges primarily relate to our acquisition of Hospira and in full-year 2016, restructuring charges primarily relate to our acquisitions of Hospira and Medivation. Transaction costs represent external costs for banking, legal, accounting and other similar services, most of which in the fourth quarter of 2016 are directly related to our acquisition of Anacor, and most of which in full-year 2016 are directly related to our acquisitions of Medivation and Anacor, and the terminated transaction with Allergan plc (Allergan). Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. In the fourth quarter of 2016, integration costs primarily relate to our acquisition of Hospira, and for full-year 2016, integration costs primarily relate to our acquisition of Hospira and the terminated transaction with Allergan. In fourth-quarter and full-year 2015, restructuring charges and integration costs primarily relate to our acquisition of Hospira, and transaction costs represent external costs directly related to the terminated transaction with Allergan and our acquisition of Hospira. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)	Included in Cost of sales. Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions.

(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. Full-year 2016 was unfavorably impacted by the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(4)	Certain significant items include the following:

	Fourth-Quarter		Full-Year
(MILLIONS OF DOLLARS)	2016	2015	2016	2015
Restructuring charges(a)	$552	$199	$945	$333
Implementation costs and additional depreciation––asset restructuring(b)	190	82	540	251
Foreign currency loss and inventory impairment related to Venezuela(c)	—	878	—	878
Charge related to pension settlement(d)	—	491	—	491
Certain legal matters, net(e)	(12)	876	494	968
Impairment on remeasurement of Hospira Infusion Systems net assets(f)	290	—	1,712	—
Certain asset impairments(g)	353	153	1,426	787
Business and legal entity alignment costs(h)	82	58	261	282
Other(i)	320	215	509	332
Total certain significant items––pre-tax	1,775	2,952	5,888	4,321
Income taxes(j)	(566)	(542)	(1,943)	(949)
Total certain significant items––net of tax	$1,209	$2,410	$3,944	$3,372

(a)	Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Restructuring charges and certain acquisition-related costs.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Virtually all included in Cost of sales ($154 million), Selling, informational and administrative expenses ($25 million) and Research and development expenses ($10 million) for fourth-quarter 2016. Primarily all included in Cost of sales ($423 million), Selling, informational and administrative expenses ($81 million) and Research and development expenses ($32 million) for full-year 2016. Primarily included in Cost of sales ($50 million) and Selling, informational and administrative expenses ($27 million) for fourth-quarter 2015. Virtually all included in Cost of sales ($145 million), Selling, informational and administrative expenses ($83 million) and Research and development expenses ($19 million) for full-year 2015.

(c)
In fourth-quarter and full-year 2015, represents (i) an $806 million foreign currency loss included in Other (income)/deductions––net related to conditions in Venezuela during 2015, that had us resolve that our Venezuelan bolivar-denominated net monetary assets that are subject to revaluation were no longer expected to be settled at the Venezuelan government CENCOEX official rate of 6.30, but rather at the then SIMADI rate of 200, the lowest official rate. Those conditions included the inability to obtain significant conversions of Venezuelan bolivars related to intercompany U.S. dollar denominated accounts, an evaluation of the effects of the implementation of a fourth-quarter 2015 operational restructuring, resulting in a 36% reduction in our labor force in Venezuela, and our expectation of the changes in Venezuela’s responses to changes in its economy; and (ii) a $72 million charge included in Cost of sales related to inventory impairment in Venezuela related to the foreign currency change described above.

(d)
Included in Cost of sales ($72 million) and Selling, informational and administrative expenses ($419 million). In 2015, primarily represents a non-recurring charge related to settlement of pension obligations in accordance with an offer to certain terminated employees who are vested in their pension benefits to elect an immediate lump-sum payment or annuity of their deferred vested pension benefits.

(e)
Included in Other (income)/deductions––net. In full-year 2016, primarily includes amounts to resolve a Multi-District Litigation relating to Celebrex and Bextra pending against the Company in New York federal court for $486 million, partially offset by the reversal of a legal accrual where a loss is no longer deemed probable. In addition, full-year 2016 includes a settlement related to a patent matter. In fourth-quarter and full-year 2015, primarily includes $784.6 million related to an agreement in principle reached in February 2016 and finalized in April 2016 to resolve claims alleging that Wyeth's practices relating to the calculation of Medicaid rebates for its drug Protonix (pantoprazole sodium) between 2001 and 2006, several years before Pfizer acquired Wyeth in 2009, violated the Federal Civil False Claims Act and other laws.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(f)
Included in Other (income)/deductions––net. In fourth-quarter and full-year 2016, represents charges related to the write-down of the Hospira Infusion Systems (HIS) net assets to fair value less estimated costs to sell related to the pending sale of HIS net assets to ICU Medical, Inc.

(g)
Included in Other (income)/deductions––net. In fourth-quarter 2016, includes intangible asset impairment charges of $102 million related to sterile injectable in-process research and development (IPR&D) compounds acquired in connection with our acquisitions of Hospira and InnoPharma, Inc. (InnoPharma) and developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections. In full-year 2016, includes: (i) intangible asset impairment charges of $869 million, most of which are related to developed technology rights for a generic injectable antibiotic product for the treatment of bacterial infections and an IPR&D compound for the treatment of anemia, both acquired in connection with our acquisition of Hospira, as well as sterile injectable IPR&D compounds acquired in connection with our acquisition of InnoPharma; and (ii) an impairment loss of $50 million related to Pfizer's 40%-owned equity-method investment in Laboratório Teuto Brasileiro S.A. Fourth-quarter and full-year 2016 also include impairments of certain other investments. In fourth-quarter 2015, primarily includes intangible asset impairment charges, primarily related to an indefinite-lived brand and IPR&D compounds. In full-year 2015, primarily includes an impairment loss of $463 million related to Pfizer's 49%-owned equity-method investment with Zhejiang Hisun Pharmaceuticals Co., Ltd. in China, and impairment charges for intangible assets of $323 million, primarily related to developed technology rights for the treatment of attention deficit hyperactivity disorder, indefinite-lived brands and IPR&D compounds.

(h)
Included in Other (income)/deductions––net. In fourth-quarter and full-year 2016 and 2015, represents expenses for changes to our infrastructure to align our commercial operations, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(i)
In fourth-quarter 2016, primarily included in Other (income)/deductions––net ($313 million). For full-year 2016, primarily included in Cost of sales ($27 million income), and Other (income)/deductions––net ($526 million). For fourth-quarter 2015, primarily all included in Cost of sales ($127 million income) and Other (income)/deductions––net ($312 million). For full-year 2015, virtually all included in Cost of sales ($149 million income) and Other (income)/deductions––net ($473 million). For fourth-quarter and full-year 2016, includes, among other things, a net loss of approximately $312 million upon the early redemption of debt, which is included in Other (income)/deductions––net. In full-year 2016, also includes $150 million paid to Allergan for reimbursement of Allergan's expenses associated with the terminated transaction, which is included in Other (income)/deductions––net. For both fourth-quarter and full-year 2015, includes, among other things, a change in the profit deferred in inventory related to inventory that had not been sold to third parties that is included in Cost of sales (non-cash benefit of $221 million), losses of $105 million in fourth-quarter 2015 and $239 million in full-year 2015, which are included in Other (income)/deductions––net, and are related to our share of an equity method investee’s charges incurred for its re-measurement of a contingent consideration liability, and charges of $173 million in both fourth-quarter and full-year 2015 related to the write-down of assets to net realizable value that are primarily included in Other (income)/deductions––net.

(j)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. Full-year 2016 was favorably impacted by benefits related to the final resolution of an agreement in principle reached in February 2016 and finalized in April 2016 to resolve certain claims related to Protonix, which resulted in the receipt of information that raised our initial assessment in 2015 of the likelihood of prevailing on the technical merits of our tax position. Fourth-quarter and full-year 2015 were unfavorably impacted by the non-deductible charges for foreign currency losses related to Venezuela and the agreement in principle reached in February 2016 to resolve claims relating to Protonix. Fourth-quarter and full-year 2015 were favorably impacted by tax benefits associated with certain tax initiatives.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the “Management's Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2016), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(8)
For fourth-quarter 2015, we used basic weighted average shares of 6,174 million (excluding common-share equivalents) to calculate GAAP Reported Loss per common share on Net loss attributable to Pfizer Inc.––diluted, and we used diluted weighted average shares of 6,249 million to calculate both the Non-GAAP Adjusted Earnings per common share on net income attributable to Pfizer Inc.––diluted and the related Earnings per common share on net income attributable to Pfizer Inc.––diluted for the adjustments to reconcile GAAP Reported to Non-GAAP Adjusted information.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Fourth-Quarter 2016
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$7,726	$5,902	$—	$13,627	$—	$13,627
Cost of sales	1,111	1,596	338	3,046	172	3,218
% of revenue	14.4%	27.0%	*	22.4%	*	23.6%
Selling, informational and administrative expenses	2,301	1,020	1,082	4,402	20	4,423
Research and development expenses	1,125	356	1,024	2,505	8	2,512
Amortization of intangible assets	28	6	—	34	1,087	1,121
Restructuring charges and certain acquisition-related costs	—	—	—	—	735	735
Other (income)/deductions––net	(223)	11	31	(182)	1,022	841
Income/(loss) from continuing operations before provision for taxes on income	3,384	2,913	(2,476)	3,822	(3,045)	777

	Twelve Months Ended December 31, 2016
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$29,197	$23,627	$—	$52,824	$—	$52,824
Cost of sales	4,041	6,273	1,316	11,630	699	12,329
% of revenue	13.8%	26.5%	*	22.0%	*	23.3%
Selling, informational and administrative expenses	7,248	3,455	4,042	14,745	92	14,837
Research and development expenses	2,940	1,232	3,669	7,841	31	7,872
Amortization of intangible assets	102	26	—	128	3,928	4,056
Restructuring charges and certain acquisition-related costs	—	—	—	—	1,724	1,724
Other (income)/deductions––net	(988)	(256)	515	(729)	4,384	3,655
Income/(loss) from continuing operations before provision for taxes on income	15,854	12,898	(9,542)	19,210	(10,858)	8,351
See end of tables for notes (1) through (5).
Amounts may not add due to rounding.

*	Calculation not meaningful or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Fourth-Quarter 2015
	Innovative Health (IH)(2)	Essential Heath (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$7,637	$6,410	$—	$14,047	$—	$14,047
Cost of sales	1,071	1,688	224	2,983	427	3,410
% of revenue	14.0%	26.3%	*	21.2%	*	24.3%
Selling, informational and administrative expenses	2,261	1,230	1,108	4,598	450	5,048
Research and development expenses	839	371	1,108	2,318	30	2,348
Amortization of intangible assets	24	6	—	30	950	980
Restructuring charges and certain acquisition-related costs	—	—	—	—	425	425
Other (income)/deductions––net	(308)	(59)	368	1	2,189	2,190
Income/(loss) from continuing operations before provision for taxes on income	3,750	3,174	(2,808)	4,116	(4,470)	(354)

	Twelve Months Ended December 31, 2015
	Innovative Health (IH)(2)	Essential Health (EH)(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$26,758	$22,094	$—	$48,851	$—	$48,851
Cost of sales	3,651	4,891	479	9,021	627	9,648
% of revenue	13.6%	22.1%	*	18.5%	*	19.7%
Selling, informational and administrative expenses	6,807	3,573	3,945	14,324	485	14,809
Research and development expenses	2,712	1,032	3,909	7,653	37	7,690
Amortization of intangible assets	94	36	—	130	3,598	3,728
Restructuring charges and certain acquisition-related costs	—	—	—	—	1,152	1,152
Other (income)/deductions––net	(1,086)	(152)	829	(409)	3,269	2,860
Income/(loss) from continuing operations before provision for taxes on income	14,581	12,714	(9,162)	18,133	(9,168)	8,965
See end of tables for notes (1) through (5).
Amounts may not add due to rounding.

*	Calculation not meaningful or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments: Pfizer Innovative Health (IH) and Pfizer Essential Health (EH), which was previously known as Established Products. The expenses generally include only those costs directly attributable to the operating segment. Beginning in the second quarter of 2016, we reorganized our operating segments to reflect that we now manage our innovative pharmaceutical and consumer healthcare operations as one business segment, IH. From the beginning of our fiscal year 2014 until the second quarter of 2016, these operations were managed as two business segments: the Global Innovative Pharmaceutical segment and the Global Vaccines, Oncology and Consumer Healthcare segment. We have revised prior-period segment information to reflect the reorganization.

Medivation's commercial operations are included in IH's operating results in our consolidated statements of income, commencing from the acquisition date of September 28, 2016. Therefore, in accordance with our domestic reporting periods, our results of operations and IH's operating results for fourth-quarter and full-year 2016 reflect three months of legacy Medivation operations.
Anacor's commercial operations are included in IH's operating results in our consolidated statements of income, commencing from the acquisition date of June 24, 2016. Therefore, in accordance with our domestic reporting periods, our results of operations and IH's operating results for fourth-quarter and full-year 2016 reflect three and approximately six months of legacy Anacor operations, respectively, which were immaterial.
Hospira's commercial operations are included in EH's operating results in our consolidated statements of income, commencing from the acquisition date of September 3, 2015. Therefore, in accordance with our domestic and international reporting periods, our results of operations and EH's operating results for fourth-quarter 2015 reflect three months of legacy Hospira global operations, and our consolidated statement of income for full-year 2015 reflects four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations.

Some additional information about our business segments follows:
IH Segment	EH Segment
IH focuses on developing and commercializing novel, value-creating medicines and vaccines that significantly improve patients’ lives, as well as products for consumer healthcare.
Key therapeutic areas include internal medicine, vaccines, oncology, inflammation & immunology, rare diseases and consumer healthcare.

EH includes legacy brands that have lost or will soon lose market exclusivity in both developed and emerging markets, branded generics, generic sterile injectable products, biosimilars and infusion systems (pending sale expected to be completed in February 2017). EH also includes an R&D organization, as well as our contract manufacturing business.

Leading brands include:
- Prevnar 13
- Xeljanz
- Eliquis
- Lyrica (U.S., Japan and certain other markets)
- Enbrel (outside the U.S. and Canada)
- Viagra (U.S. and Canada)
- Ibrance
- Xtandi
- Several OTC consumer products (e.g., Advil and Centrum)
Leading brands include: - Lipitor - Premarin family - Norvasc - Lyrica (Europe, Russia, Turkey, Israel and Central Asia countries) - Celebrex - Several sterile injectable products
The following change impacted IH:

•
In connection with the formation in early 2016 of the Global Product Development (GPD) organization, a new unified center for late-stage development for our innovative products, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios, effective in the second quarter of 2016, certain development-related functions transferred from IH to GPD. We have reclassified approximately $76 million of costs in the first quarter of 2016, $95 million of costs in the fourth quarter of 2015 and approximately $318 million of costs in full-year 2015 from IH to GPD to conform to the current period presentation as part of GPD.

The following changes impacted EH:

•
Beginning in 2016, our contract manufacturing business, Pfizer CentreOne, is part of EH. Pfizer CentreOne consists of (i) the revenues and expenses of legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation, including the revenues and expenses related to our manufacturing and supply agreements with Zoetis Inc. (previously known as Pfizer CentreSource or PCS), which prior to 2016, was managed outside EH as part of Pfizer Global Supply and reported as "Other Business Activities"; and (ii) the revenues and

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

expenses of legacy Hospira's One-2-One sterile injectables contract manufacturing operation, which has been included in EH since we acquired Hospira on September 3, 2015. We have reclassified prior period PCS operating results ($146 million of PCS revenues and $30 million of PCS earnings in the fourth quarter of 2015, and $506 million of PCS revenues and $96 million of PCS earnings in full-year 2015) to conform to the current period presentation as part of EH.

•
In connection with the formation of a new EH Research and Development (R&D) organization effective in the first quarter of 2016, certain functions transferred from Pfizer’s Worldwide Research and Development (WRD) organization to the new EH R&D organization. The new R&D organization within EH expects to develop potential new sterile injectable drugs and therapeutic solutions, as well as biosimilars. We have reclassified approximately $72 million of costs in the fourth quarter of 2015 and $274 million of costs in full-year 2015 from WRD to EH to conform to the current period presentation as part of EH.

The fourth quarter of 2016 reflects the following, as compared to the fourth quarter of 2015:
Innovative Health Operating Segment

•
Cost of sales as a percentage of Revenues increased slightly in the fourth quarter of 2016, compared to the same period in 2015, driven by the unfavorable impact of foreign exchange and an increase in royalty expense, partially offset by a favorable change in product mix. The increase in Cost of sales of 4% in the fourth quarter of 2016, compared to the same period in 2015, was primarily driven by the unfavorable impact of foreign exchange and an increase in royalty expense, partially offset by a decrease in sales volumes mostly due to a decrease in Prevnar 13 sales.

•
The increase in Selling, informational and administrative expenses of 2% in the fourth quarter of 2016, compared to the same period in 2015, reflects increased investment across several of our key products, partially offset by the favorable impact of foreign exchange.

•
The increase in Research and development expenses of 34% in the fourth quarter of 2016, compared to the same period in 2015, primarily reflects costs to close out studies for the global clinical development program for bococizumab that was discontinued in the fourth quarter of 2016, the inclusion of three months of legacy Medivation operations in 2016, as well as costs associated with our avelumab alliance with Merck KGaA, partially offset by decreased expenses related to other late-stage programs.

•
The unfavorable change in Other (income)/deductions––net in the fourth quarter of 2016, compared to the same period in 2015, primarily reflects a net decrease in royalty income and the unfavorable impact of foreign exchange.

Essential Health Operating Segment

•
Cost of sales as a percentage of Revenues increased 0.7 percentage points in the fourth quarter of 2016, compared to the same period in 2015, primarily due to the impact of product losses of exclusivity, an unfavorable change in product mix and the unfavorable impact of foreign exchange, partially offset by lower volumes. The decrease in Cost of sales of 5% in the fourth quarter of 2016, compared to the same period in 2015, reflects lower volumes across the Legacy Established Products portfolio.

•
Selling, informational and administrative expenses decreased 17% in the fourth quarter of 2016, compared to the same period in 2015, primarily due to lower general and administrative expenses, as well as lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, and the favorable impact of foreign exchange.

•
Research and development expenses decreased 4% in the fourth quarter of 2016, compared to the same period in 2015, primarily due to the close-out of certain post-marketing trials and lower spending for legacy Hospira biosimilar programs, partially offset by an increase in regulatory and safety expenses.

•	The unfavorable change in Other (income)/deductions––net in the fourth quarter of 2016, compared to the same period in 2015, primarily reflects the unfavorable impact of foreign exchange.
The full-year 2016 reflects the following, as compared to the full-year 2015:
Innovative Health Operating Segment

•
Cost of sales as a percentage of Revenues increased slightly in 2016, compared to 2015, due to the unfavorable impact of foreign exchange and an increase in royalty expense, partially offset by a favorable change in product mix, including an increase in alliance revenues, which have no associated cost of sales. The increase in Cost of sales of 11% in 2016, compared to 2015, was primarily driven by the unfavorable impact of foreign exchange, an increase in royalty expense and an increase in sales volumes.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

•
The increase in Selling, informational and administrative expenses of 6% in 2016, compared to 2015, reflects an increase in the allowance for doubtful trade accounts receivable, resulting from unfavorable developments with a distributor, and additional investment across several of our key products, partially offset by the favorable impact of foreign exchange.

•
The increase in Research and development expenses of 8% in 2016, compared to 2015, primarily reflects costs to close out studies for the global clinical development program for bococizumab that was discontinued in the fourth quarter of 2016, and increased costs associated with our oncology programs, primarily our avelumab alliance with Merck KGaA, and the inclusion of three months of legacy Medivation operations in 2016, partially offset by the non-recurrence of the $295 million upfront payment made to OPKO in the first quarter of 2015.

•
The unfavorable change in Other (income)/deductions––net in 2016, compared to 2015, primarily reflects the unfavorable impact of foreign exchange, a net decrease in royalty income and a decrease in our equity income from a certain equity-method investment.

Essential Health Operating Segment

•
Cost of sales as a percentage of Revenues increased 4.4 percentage points in 2016, compared to 2015, primarily due to the inclusion of a full year of legacy Hospira global operations in 2016, compared to the inclusion of only four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015, the impact of product losses of exclusivity, the unfavorable impact of foreign exchange, as well as an unfavorable change in product mix. The increase in Cost of sales of 28% in 2016, compared to 2015, was driven by the inclusion of a full year of legacy Hospira global operations in 2016, compared to the inclusion of only four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015 and the unfavorable impact of foreign exchange, partially offset by lower volumes across the Legacy Established Products portfolio and the impact of products losing exclusivity.

•
Selling, informational and administrative expenses decreased 3% in 2016, compared to 2015, primarily due to the favorable impact of foreign exchange, lower advertising, promotional and field force expenses, reflecting the benefits of cost-reduction and productivity initiatives, and lower general and administrative expenses, partially offset by the inclusion of a full year of legacy Hospira global operations in 2016, compared to the inclusion of only four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015.

•
Research and development expenses increased 19% in 2016, compared to 2015, reflecting the inclusion of a full year of legacy Hospira global operations in 2016, compared to the inclusion of only four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations in 2015 and increased investment primarily in legacy Hospira biosimilar and sterile injectable development programs.

•
The favorable change in Other (income)/deductions––net in 2016, compared to 2015, primarily reflects resolution of a contract disagreement, partially offset by the unfavorable impact of foreign exchange.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(3)	Other comprises the revenues and costs included in our Adjusted income components(4) that are managed outside of our two operating segments and includes the following:

	Fourth-Quarter 2016
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$—	$—	$—	$—	$—	$—
Cost of sales	—	—	—	4	334	338
Selling, informational and administrative expenses	—	(1)	70	1,024	(11)	1,082
Research and development expenses	723	204	—	89	8	1,024
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(2)	—	—	86	(53)	31
Loss from continuing operations before provision for taxes on income	$(721)	$(203)	$(71)	$(1,203)	$(278)	$(2,476)

	Twelve Months Ended December 31, 2016
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$—	$—	$—	$—	$—	$—
Cost of sales	—	—	—	199	1,117	1,316
Selling, informational and administrative expenses	—	—	164	3,841	37	4,042
Research and development expenses	2,352	691	1	611	14	3,669
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(24)	—	—	676	(136)	515
Loss from continuing operations before provision for taxes on income	$(2,328)	$(691)	$(165)	$(5,326)	$(1,032)	$(9,542)

	Fourth-Quarter 2015
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$—	$—	$—	$—	$—	$—
Cost of sales	—	—	—	(57)	281	224
Selling, informational and administrative expenses	1	—	61	999	46	1,108
Research and development expenses	720	192	9	195	(6)	1,108
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	3	(3)	—
Other (income)/deductions––net	(18)	—	—	340	46	368
Loss from continuing operations before provision for taxes on income	$(703)	$(192)	$(69)	$(1,481)	$(363)	$(2,808)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Twelve Months Ended December 31, 2015
	Other Business Activities
(IN MILLIONS)	WRD(a)	GPD(b)	Medical(c)	Corporate(d)	Other Unallocated(e)	Total
Revenues	$—	$—	$—	$—	$—	$—
Cost of sales	—	—	—	20	459	479
Selling, informational and administrative expenses	2	—	149	3,711	84	3,945
Research and development expenses	2,331	658	29	878	14	3,909
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	3	(3)	—
Other (income)/deductions––net	(77)	—	—	817	89	829
Loss from continuing operations before provision for taxes on income	$(2,255)	$(658)	$(177)	$(5,430)	$(642)	$(9,162)

(a)
WRD––the research and development expenses managed by our WRD organization, which is generally responsible for research projects for our Innovative Health business until proof-of-concept is achieved and then for transitioning those projects to the IH segment via the newly formed GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRD organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects, including EH R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities. As noted above, in connection with the formation of the new EH R&D organization, certain functions transferred from WRD to the new EH R&D organization. We have reclassified approximately $72 million of costs in the fourth quarter of 2015 and $274 million in full-year 2015 from WRD to EH to conform to the current period presentation as part of EH. Also, in connection with the formation of the new GPD organization, beginning in the second quarter of 2016, certain development-related functions transferred from WRD to GPD. See note (b) below for additional information.

(b)
GPD––the costs associated with our newly formed GPD organization, which is generally responsible for the clinical development of assets that are in clinical trials for our WRD and Innovative portfolios. GPD also provides technical support and other services to Pfizer R&D projects. In connection with the formation of the GPD organization, certain development-related functions transferred from WRD and IH to GPD. We have reclassified costs of approximately $78 million from WRD and $76 million from IH in the first quarter of 2016, approximately $97 million from WRD and $95 million from IH in the fourth quarter of 2015 and approximately $341 million from WRD and $318 million from IH in full-year 2015 to GPD to conform to the current period presentation as part of GPD.

(c)
Medical––the costs associated with our Pfizer Medical organization (Medical), which is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, and partnerships with global public health and medical associations. In 2015, Medical was also responsible for regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes, which are now part of the compliance function within Corporate.

(d)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments.

(e)	Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.

For information purposes only, for full-year 2016, we estimate that Other costs, in the aggregate and as described above, but excluding (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $828 million for full-year 2016 in Other (income)/deductions––net); and (ii) net income from investments and other assets not attributable to an operating segment included in Corporate (approximately $177 million for full-year 2016 in Other (income)/deductions––net), are generally associated with our operating segments, as follows:

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

Full-Year 2016
(PERCENTAGES)	IH	EH
Total WRD/GPD/Medical costs	97% - 99%	1% - 3%
Total Corporate/Other Unallocated costs	48% - 50%	50% - 52%
Total WRD/GPD/Medical and Corporate/Other Unallocated costs	66% - 68%	32% - 34%
Total WRD/GPD/Medical and Corporate/Other Unallocated costs, by line item:
Cost of sales	19% - 21%	79% - 81%
Selling, informational and administrative expenses	52% - 54%	46% - 48%
Research and development expenses	96% - 98%	2% - 4%
Other (income)/deductions––net	*	*

*
Amounts in the period may not necessarily be indicative of ongoing operating activity. After excluding net interest-related expense not attributable to an operating segment included in Corporate and net income from investments and other assets not attributable to an operating segment included in Corporate, Other (income)/deductions––net approximates $135 million of income for full-year 2016.

The percentages provided in the table above do not purport to reflect additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the period presented.

•
WRD/GPD/Medical––The information provided in the table above for WRD, GPD and Medical was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with each operating segment.

•
Corporate/Other Unallocated––The information provided in the table above for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs, and, to a lesser extent, specific identification. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as restructuring or legal charges, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the “Management's Discussion and Analysis of Financial Condition and Results of Operations––Non-GAAP Financial Measure (Adjusted Income)” section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2016, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines, vaccines and consumer healthcare (OTC) products––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for fourth-quarter and full-year 2016 and 2015. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and in some cases recurring (such as restructuring or legal charges), or unusual items that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for fourth-quarter and full-year 2016 and 2015.

PFIZER INC. - REVENUES
FOURTH-QUARTER 2016 and 2015 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2016	2015	% Change		2016	2015	% Change	2016	2015	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$13,627	$14,047	(3%)	(1%)	$6,808	$6,711	1%	$6,819	$7,336	(7%)	(4%)
PFIZER INNOVATIVE HEALTH (IH)(b)	$7,726	$7,637	1%	2%	$4,465	$4,293	4%	$3,261	$3,344	(2%)	—
Internal Medicine	$2,301	$2,111	9%	8%	$1,619	$1,555	4%	$682	$556	23%	20%
Lyrica IH(c)	1,057	955	11%	10%	782	687	14%	275	267	3%	(1%)
Viagra IH(d)	284	342	(17%)	(17%)	275	332	(17%)	9	10	(6%)	(5%)
Chantix/Champix	211	180	17%	17%	148	120	23%	63	60	6%	6%
Toviaz	67	73	(8%)	(10%)	27	31	(14%)	41	42	(4%)	(8%)
BMP2	76	63	21%	21%	76	63	21%	—	—	—	—
Alliance revenues(e)	448	416	8%	7%	264	282	(6%)	184	134	38%	36%
All other Internal Medicine(f)	156	83	88%	86%	47	39	19%	109	43	*	*
Vaccines	$1,495	$1,917	(22%)	(21%)	$846	$1,257	(33%)	$649	$661	(2%)	—
Prevnar/Prevenar 13	1,416	1,862	(24%)	(23%)	835	1,253	(33%)	581	609	(5%)	(3%)
FSME/IMMUN-TicoVac	12	11	8%	9%	—	—	—	12	11	8%	9%
All other Vaccines	67	44	51%	62%	11	4	*	56	41	37%	49%
Oncology	$1,357	$928	46%	47%	$994	$578	72%	$362	350	3%	6%
Ibrance	643	315	*	*	613	311	97%	30	3	*	*
Sutent	272	305	(11%)	(9%)	98	103	(5%)	174	201	(14%)	(11%)
Xalkori	145	135	8%	8%	67	65	4%	78	70	11%	13%
Inlyta	97	119	(19%)	(20%)	36	59	(38%)	60	60	1%	(1%)
Xtandi alliance revenues	139	—	*	*	139	—	*	—	—	—	—
All other Oncology	61	55	11%	10%	41	40	3%	20	15	32%	26%
Inflammation & Immunology (I&I)	$1,022	$1,101	(7%)	(4%)	$259	$158	64%	$763	$944	(19%)	(15%)
Enbrel (Outside the U.S. and Canada)	708	907	(22%)	(17%)	—	—	—	708	907	(22%)	(17%)
Xeljanz	278	172	61%	62%	239	153	56%	40	19	*	*
All other I&I	35	22	61%	52%	20	5	*	15	17	(11%)	(23%)
Rare Disease	$602	$649	(7%)	(6%)	$186	$215	(13%)	$415	$434	(4%)	(3%)
BeneFIX	169	191	(11%)	(11%)	71	87	(18%)	98	104	(6%)	(4%)
Genotropin	154	169	(9%)	(10%)	45	48	(6%)	109	121	(10%)	(12%)
Refacto AF/Xyntha	146	141	3%	7%	30	32	(4%)	116	109	6%	10%
Somavert	59	60	(1%)	—	19	20	(1%)	40	40	(1%)	—
Rapamune	39	59	(34%)	(28%)	15	24	(40%)	24	35	(31%)	(20%)
All other Rare Disease	34	28	20%	16%	5	4	39%	29	24	17%	13%
Consumer Healthcare	$950	$930	2%	4%	$561	$530	6%	$389	$400	(3%)	2%
PFIZER ESSENTIAL HEALTH (EH)(g)	$5,902	$6,410	(8%)	(6%)	$2,343	$2,418	(3%)	$3,559	$3,992	(11%)	(7%)
Legacy Established Products (LEP)(h)	$2,821	$3,044	(7%)	(3%)	$893	$910	(2%)	$1,928	$2,133	(10%)	(4%)
Lipitor	464	456	2%	7%	51	41	24%	413	416	(1%)	6%
Premarin family	265	264	—	—	249	248	—	16	17	(2%)	—
Norvasc	248	248	—	3%	9	9	3%	239	239	—	3%
EpiPen	87	71	22%	21%	71	43	64%	16	28	(43%)	(45%)
Xalatan/Xalacom	90	100	(9%)	(13%)	5	4	11%	85	95	(10%)	(15%)
Relpax	75	98	(23%)	(24%)	50	67	(25%)	25	31	(18%)	(22%)
Zoloft	76	100	(24%)	(22%)	15	14	6%	61	86	(29%)	(26%)
Effexor	70	74	(5%)	(5%)	19	25	(23%)	51	50	3%	4%
Zithromax/Zmax(i)	69	73	(6%)	(5%)	1	2	(78%)	68	70	(3%)	(3%)
Xanax/Xanax XR	59	60	(1%)	(1%)	12	12	6%	47	48	(2%)	(3%)
Cardura	48	52	(7%)	(6%)	1	1	8%	47	51	(7%)	(7%)
Neurontin	46	48	(4%)	(1%)	12	12	4%	34	36	(7%)	(2%)
Tikosyn	17	57	(70%)	(70%)	17	56	(70%)	—	—	—	—
Depo-Provera	23	37	(38%)	(34%)	4	10	(57%)	19	27	(30%)	(25%)
Diflucan	30	50	(40%)	(38%)	2	3	(37%)	28	48	(40%)	(38%)
All other LEP	1,154	1,257	(8%)	(2%)	375	363	3%	779	894	(13%)	(3%)
Sterile Injectable Pharmaceuticals (SIP)(j)	$1,536	$1,508	2%	3%	$887	$879	1%	$650	$629	3%	6%
Medrol(i)	119	118	1%	3%	78	68	15%	42	50	(17%)	(12%)
Sulperazon	93	89	4%	9%	—	—	—	93	89	4%	9%
Fragmin	79	89	(12%)	(8%)	7	8	(2%)	71	82	(13%)	(8%)
Tygacil	71	73	(3%)	(1%)	16	23	(32%)	55	50	11%	14%
All other SIP	1,175	1,139	3%	4%	786	780	1%	389	359	8%	10%
Peri-LOE Products(k)	$996	$1,254	(21%)	(20%)	$212	$230	(8%)	$783	$1,024	(23%)	(22%)
Lyrica EH(c)	178	258	(31%)	(27%)	—	—	—	178	258	(31%)	(27%)
Celebrex	183	190	(3%)	(6%)	27	14	91%	157	176	(11%)	(14%)
Pristiq	185	193	(4%)	(4%)	141	154	(9%)	45	39	14%	12%
Vfend	132	172	(24%)	(22%)	4	9	(56%)	127	163	(22%)	(21%)
Zyvox	86	187	(54%)	(52%)	7	30	(77%)	80	157	(49%)	(47%)
Viagra EH(d)	97	92	5%	8%	—	—	—	97	92	5%	8%
Revatio	72	79	(9%)	(10%)	27	22	24%	45	57	(22%)	(23%)
All other Peri-LOE Products	62	82	(24%)	(24%)	7	1	*	55	80	(31%)	(31%)
Infusion Systems(l)	$279	$310	(10%)	(9%)	$215	$247	(13%)	$64	$63	2%	5%
Biosimilars(m)	$91	$63	45%	48%	$4	$—	*	$88	$63	40%	42%
Inflectra/Remsima	$61	$30	*	*	$4	$—	*	$58	$30	91%	96%
All Other Biosimilars	$30	$33	(8%)	(7%)	$—	$—	—	$30	$33	(8%)	(7%)
Pfizer CentreOne(n)	$178	$232	(23%)	(23%)	$132	$151	(13%)	$46	$80	(43%)	(43%)
Total Alliance revenues	$591	$431	37%	36%	$406	$293	39%	$185	$139	33%	31%
See end of tables for notes. Compared with the fourth quarter of 2015, revenues for the fourth quarter of 2016 were negatively impacted by approximately $750 million as a result of the fourth quarter of 2016 having four fewer selling days in the U.S. and three fewer selling days in international markets.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
FOURTH-QUARTER 2016 and 2015 - (UNAUDITED)

	DEVELOPED EUROPE(o)				DEVELOPED REST OF WORLD(p)				EMERGING MARKETS(q)
	2016	2015	% Change		2016	2015	% Change		2016	2015	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,324	$2,707	(14%)	(11%)	$1,790	$1,735	3%	(6%)	$2,706	$2,894	(6%)	4%
PFIZER INNOVATIVE HEALTH (IH)(b)	$1,368	$1,498	(9%)	(5%)	$917	$813	13%	2%	$976	$1,033	(5%)	5%
Internal Medicine	$162	$99	63%	70%	$389	$332	17%	5%	$130	$125	4%	18%
Lyrica IH(c)	—	—	—	—	222	200	11%	(2%)	53	67	(20%)	2%
Viagra IH(d)	—	—	—	—	9	10	(6%)	(5%)	—	—	—	—
Chantix/Champix	21	22	(7%)	—	33	29	15%	8%	9	8	7%	12%
Toviaz	15	21	(28%)	(25%)	23	18	25%	12%	2	3	(9%)	(6%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Alliance revenues(r)	111	83	35%	40%	73	49	49%	34%	—	2	*	*
All other Internal Medicine(f)	15	(27)	*	*	29	26	14%	1%	65	44	47%	49%
Vaccines	$269	$260	4%	8%	$116	$109	7%	(1%)	$264	$291	(9%)	(6%)
Prevnar/Prevenar 13	209	212	(1%)	2%	114	109	5%	(2%)	258	288	(11%)	(7%)
FSME/IMMUN-TicoVac	11	9	15%	17%	—	—	—	—	1	2	(26%)	(25%)
All other Vaccines	50	39	26%	39%	2	—	*	*	4	1	*	*
Oncology	$166	$172	(4%)	(1%)	$84	$71	18%	6%	$113	$108	5%	17%
Ibrance	10	1	*	*	3	—	*	*	17	3	*	*
Sutent	83	100	(17%)	(14%)	33	31	6%	(3%)	58	71	(18%)	(9%)
Xalkori	39	36	11%	13%	14	13	5%	(2%)	25	21	15%	22%
Inlyta	25	29	(15%)	(12%)	24	22	12%	(2%)	11	9	21%	35%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	8	7	18%	20%	10	5	85%	62%	2	3	(31%)	(29%)
Inflammation & Immunology (I&I)	$426	$589	(28%)	(25%)	$149	$133	12%	—	$188	$222	(15%)	4%
Enbrel (Outside Canada)	421	585	(28%)	(26%)	112	108	4%	(8%)	175	214	(19%)	1%
Xeljanz	6	4	43%	43%	21	7	*	*	14	8	67%	91%
All other I&I	—	—	—	—	16	17	(9%)	(21%)	—	—	—	—
Rare Disease	$236	$265	(11%)	(7%)	$102	$95	8%	(2%)	$77	$75	3%	13%
BeneFIX	54	68	(20%)	(16%)	27	27	(2%)	(9%)	17	9	91%	*
Genotropin	46	55	(16%)	(13%)	41	40	2%	(10%)	22	26	(16%)	(11%)
Refacto AF/Xyntha	79	83	(5%)	—	15	12	27%	23%	22	15	47%	55%
Somavert	31	32	(3%)	(1%)	5	4	13%	5%	4	4	(3%)	7%
Rapamune	10	12	(13%)	(8%)	4	4	1%	(1%)	10	19	(48%)	(31%)
All other Rare Disease	16	16	1%	1%	10	7	50%	31%	2	2	41%	48%
Consumer Healthcare	$108	$113	(4%)	(1%)	$77	$74	4%	2%	$204	$213	(4%)	4%
PFIZER ESSENTIAL HEALTH (EH)(g)	$956	$1,209	(21%)	(18%)	$873	$922	(5%)	(14%)	$1,730	$1,861	(7%)	4%
Legacy Established Products (LEP)(h)	$410	$438	(6%)	(4%)	$507	$558	(9%)	(18%)	$1,011	$1,138	(11%)	3%
Lipitor	64	54	17%	20%	59	64	(8%)	(14%)	290	297	(2%)	8%
Premarin family	1	2	(53%)	(44%)	8	7	9%	4%	8	8	—	6%
Norvasc	16	19	(12%)	(10%)	59	65	(9%)	(19%)	164	155	5%	14%
EpiPen	—	—	—	—	16	28	(43%)	(45%)	—	—	—	—
Xalatan/Xalacom	18	23	(25%)	(23%)	41	44	(7%)	(17%)	27	28	(3%)	(2%)
Relpax	9	16	(40%)	(40%)	12	11	14%	1%	4	5	(18%)	(15%)
Zoloft	9	11	(21%)	(20%)	22	42	(49%)	(55%)	30	32	(5%)	10%
Effexor	15	19	(21%)	(19%)	16	7	*	*	20	24	(14%)	(8%)
Zithromax/Zmax(i)	11	12	(10%)	(9%)	18	16	15%	1%	39	42	(8%)	(2%)
Xanax/Xanax XR	23	24	(5%)	(4%)	5	5	(8%)	(20%)	19	19	3%	4%
Cardura	14	16	(13%)	(10%)	11	13	(11%)	(22%)	22	22	—	4%
Neurontin	12	12	(5%)	1%	8	8	4%	(3%)	14	16	(13%)	(4%)
Tikosyn	—	—	—	—	—	—	—	—	—	—	—	—
Depo-Provera	5	6	(20%)	(9%)	3	3	1%	(1%)	11	18	(39%)	(35%)
Diflucan	9	10	(17%)	(16%)	4	4	(9%)	(19%)	16	33	(52%)	(48%)
All other LEP	206	213	(4%)	(1%)	225	240	(6%)	(16%)	348	440	(21%)	2%
Sterile Injectable Pharmaceuticals (SIP)(j)	$166	$174	(5%)	1%	$150	$133	13%	6%	$334	$322	4%	9%
Medrol(i)	12	15	(20%)	(15%)	6	6	2%	(5%)	23	29	(19%)	(12%)
Sulperazon	—	—	—	—	4	4	(15%)	(27%)	89	85	5%	11%
Fragmin	39	47	(18%)	(11%)	19	21	(8%)	(8%)	13	14	(1%)	—
Tygacil	18	17	6%	8%	2	1	17%	12%	36	32	14%	17%
All other SIP	97	95	2%	9%	119	100	19%	11%	172	163	5%	11%
Peri-LOE Products(k)	$256	$473	(46%)	(43%)	$187	$195	(4%)	(15%)	$341	$355	(4%)	2%
Lyrica EH(c)	150	233	(36%)	(32%)	—	—	—	—	28	25	15%	15%
Celebrex	7	11	(30%)	(28%)	77	73	4%	(8%)	73	92	(21%)	(16%)
Pristiq	6	5	20%	21%	19	20	(8%)	(9%)	20	14	44%	39%
Vfend	26	63	(59%)	(58%)	32	33	(4%)	(15%)	70	68	3%	11%
Zyvox	10	74	(86%)	(86%)	19	23	(14%)	(25%)	50	61	(19%)	(9%)
Viagra EH(d)	12	15	(17%)	(13%)	11	11	(1%)	(10%)	73	66	10%	16%
Revatio	26	39	(33%)	(31%)	10	9	11%	(2%)	9	10	(7%)	(7%)
All other Peri-LOE Products	18	35	(48%)	(46%)	19	26	(25%)	(35%)	18	20	(11%)	1%
Infusion Systems(l)	$13	$14	(5%)	(3%)	$27	$26	4%	4%	$24	$23	5%	11%
Biosimilars(m)	$75	$55	37%	40%	$3	$1	*	*	$9	$7	28%	27%
Inflectra/Remsima	$51	$27	88%	94%	$3	$—	*	*	$4	$3	40%	37%
All Other Biosimilars	$24	$28	(13%)	(12%)	$1	$1	34%	27%	$5	$4	19%	19%
Pfizer CentreOne(n)	$36	$55	(35%)	(35%)	$(1)	$10	*	*	$11	$15	(27%)	(27%)
Total Alliance revenues	$112	$86	29%	35%	$73	$49	49%	34%	$—	$3	*	*
See end of tables for notes. Compared with the fourth quarter of 2015, revenues for the fourth quarter of 2016 were negatively impacted by approximately $750 million as a result of the fourth quarter of 2016 having four fewer selling days in the U.S. and three fewer selling days in international markets.

PFIZER INC. - REVENUES
TWELVE MONTHS 2016 and 2015 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2016	2015	% Change		2016	2015	% Change	2016	2015	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$52,824	$48,851	8%	11%	$26,369	$21,704	21%	$26,455	$27,147	(3%)	3%
PFIZER INNOVATIVE HEALTH (IH)(b)	$29,197	$26,758	9%	11%	$16,773	$14,446	16%	$12,424	$12,312	1%	6%
Internal Medicine	$8,858	$7,611	16%	17%	$6,376	$5,704	12%	$2,482	$1,907	30%	31%
Lyrica IH(c)	4,165	3,655	14%	14%	3,139	2,662	18%	1,026	993	3%	4%
Viagra IH(d)	1,181	1,297	(9%)	(9%)	1,148	1,261	(9%)	34	36	(7%)	(1%)
Chantix/Champix	842	671	26%	27%	597	426	40%	245	245	—	4%
Toviaz	258	267	(3%)	(4%)	99	116	(15%)	160	151	6%	4%
BMP2	251	232	8%	8%	251	232	8%	—	—	—	—
Alliance revenues(e)	1,588	1,256	26%	26%	966	872	11%	622	384	62%	60%
All other Internal Medicine(f)	573	233	*	*	176	134	31%	397	99	*	*
Vaccines	$6,071	$6,454	(6%)	(5%)	$3,728	$4,042	(8%)	$2,343	$2,411	(3%)	1%
Prevnar/Prevenar 13	5,718	6,245	(8%)	(7%)	3,645	4,026	(9%)	2,073	2,220	(7%)	(3%)
FSME/IMMUN-TicoVac	114	104	10%	10%	—	—	—	114	104	10%	10%
All other Vaccines	239	104	*	*	84	16	*	155	87	77%	86%
Oncology	$4,563	$2,955	54%	56%	$3,166	$1,660	91%	$1,397	$1,295	8%	12%
Ibrance	2,135	723	*	*	2,068	718	*	67	5	*	*
Sutent	1,095	1,120	(2%)	1%	391	368	6%	704	752	(6%)	(2%)
Xalkori	561	488	15%	17%	251	231	9%	310	257	21%	24%
Inlyta	401	430	(7%)	(6%)	161	205	(22%)	240	225	7%	7%
Xtandi alliance revenues	140	—	*	*	140	—	*	—	—	—	—
All other Oncology	231	194	19%	19%	155	138	13%	76	56	35%	33%
Inflammation & Immunology (I&I)	$3,928	$3,918	—	6%	$845	$468	81%	$3,083	$3,450	(11%)	(4%)
Enbrel (Outside the U.S. and Canada)	2,909	3,333	(13%)	(6%)	—	—	—	2,909	3,333	(13%)	(6%)
Xeljanz	927	523	77%	78%	805	470	71%	122	53	*	*
All other I&I	93	61	51%	42%	40	(3)	*	53	64	(17%)	(26%)
Rare Disease	$2,369	$2,425	(2%)	—	$740	$774	(4%)	$1,629	$1,651	(1%)	2%
BeneFIX	712	752	(5%)	(4%)	302	325	(7%)	410	427	(4%)	(1%)
Genotropin	579	617	(6%)	(5%)	142	162	(12%)	437	454	(4%)	(2%)
Refacto AF/Xyntha	554	533	4%	8%	122	117	5%	432	416	4%	8%
Somavert	232	218	6%	8%	78	68	15%	154	150	3%	5%
Rapamune	170	197	(14%)	(7%)	74	85	(13%)	95	112	(15%)	(2%)
All other Rare Disease	122	108	13%	11%	22	17	28%	101	92	10%	8%
Consumer Healthcare	$3,407	$3,395	—	5%	$1,917	$1,798	7%	$1,490	$1,597	(7%)	3%
PFIZER ESSENTIAL HEALTH (EH)(g)	$23,627	$22,094	7%	11%	$9,596	$7,258	32%	$14,031	$14,836	(5%)	1%
Legacy Established Products (LEP)(h)	$11,194	$11,745	(5%)	—	$3,760	$3,574	5%	$7,434	$8,171	(9%)	(2%)
Lipitor	1,758	1,860	(6%)	2%	164	161	2%	1,594	1,699	(6%)	2%
Premarin family	1,017	1,018	—	—	956	951	1%	60	67	(10%)	(1%)
Norvasc	962	991	(3%)	1%	38	36	6%	924	955	(3%)	—
EpiPen	386	339	14%	14%	332	273	22%	54	66	(17%)	(17%)
Xalatan/Xalacom	363	399	(9%)	(8%)	22	22	1%	341	377	(9%)	(9%)
Relpax	323	352	(8%)	(8%)	226	233	(3%)	98	119	(18%)	(19%)
Zoloft	304	374	(19%)	(14%)	61	58	4%	243	315	(23%)	(17%)
Effexor	278	288	(3%)	—	86	95	(9%)	191	193	(1%)	4%
Zithromax/Zmax(i)	272	275	(1%)	1%	7	7	6%	265	269	(2%)	1%
Xanax/Xanax XR	222	224	(1%)	1%	49	44	12%	173	181	(4%)	(1%)
Cardura	192	210	(9%)	(6%)	5	4	34%	187	207	(10%)	(7%)
Neurontin	182	196	(7%)	2%	48	47	3%	134	149	(10%)	1%
Tikosyn	153	179	(15%)	(15%)	153	179	(15%)	—	—	—	—
Depo-Provera	126	170	(26%)	(22%)	48	57	(16%)	79	113	(30%)	(25%)
Diflucan	119	181	(34%)	(30%)	5	7	(33%)	114	173	(34%)	(30%)
All other LEP	4,538	4,689	(3%)	4%	1,559	1,402	11%	2,979	3,288	(9%)	1%
Sterile Injectable Pharmaceuticals (SIP)(j)	$6,018	$3,944	53%	56%	$3,484	$1,910	82%	$2,534	$2,034	25%	31%
Medrol(i)	450	402	12%	16%	285	220	30%	165	182	(9%)	1%
Sulperazon	396	339	17%	23%	—	—	—	396	339	17%	23%
Fragmin	318	335	(5%)	—	30	24	27%	288	312	(8%)	(2%)
Tygacil	274	304	(10%)	(5%)	80	110	(27%)	193	194	—	8%
All other SIP	4,579	2,563	79%	81%	3,088	1,556	98%	1,491	1,007	48%	54%
Peri-LOE Products(k)	$4,220	$5,326	(21%)	(18%)	$931	$1,100	(15%)	$3,289	$4,227	(22%)	(19%)
Lyrica EH(c)	801	1,183	(32%)	(29%)	—	—	—	801	1,183	(32%)	(29%)
Celebrex	733	830	(12%)	(10%)	116	144	(20%)	617	686	(10%)	(8%)
Pristiq	732	715	2%	4%	578	553	5%	154	163	(5%)	1%
Vfend	590	682	(13%)	(10%)	31	39	(21%)	559	643	(13%)	(10%)
Zyvox	421	883	(52%)	(49%)	66	264	(75%)	355	620	(43%)	(38%)
Viagra EH(d)	383	411	(7%)	(1%)	—	—	—	383	411	(7%)	(1%)
Revatio	285	260	10%	10%	98	65	51%	187	195	(4%)	(3%)
All other Peri-LOE Products	276	362	(24%)	(21%)	42	35	22%	234	327	(29%)	(25%)
Infusion Systems(l)	$1,158	$403	*	*	$905	$341	*	$254	$63	*	*
Biosimilars(m)	$319	$63	*	*	$4	$—	*	$315	$63	*	*
Inflectra/Remsima	$192	$30	*	*	$4	$—	*	$188	$30	*	*
All Other Biosimilars	$127	$33	*	*	$—	$—	—	$127	$33	*	*
Pfizer CentreOne(n)	$718	$612	17%	18%	$514	$333	54%	$204	$279	(27%)	(26%)
Total Alliance revenues	$1,746	$1,312	33%	33%	$1,115	$889	25%	$630	$423	49%	48%
See end of tables for notes. Compared with full-year 2015, international revenues for full-year 2016 were favorably impacted by approximately $100 million as a result of full-year 2016 having one more selling day in international markets. In the U.S., there was no difference in selling days in full-year 2016 compared to full-year 2015.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
TWELVE MONTHS 2016 and 2015 - (UNAUDITED)

	DEVELOPED EUROPE(o)				DEVELOPED REST OF WORLD(p)				EMERGING MARKETS(q)
	2016	2015	% Change		2016	2015	% Change		2016	2015	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$9,306	$9,714	(4%)	(2%)	$6,729	$6,298	7%	2%	$10,420	$11,136	(6%)	7%
PFIZER INNOVATIVE HEALTH (IH)(b)	$5,313	$5,271	1%	4%	$3,386	$3,020	12%	7%	$3,725	$4,020	(7%)	7%
Internal Medicine	$578	$248	*	*	$1,410	$1,180	19%	12%	$494	$479	3%	21%
Lyrica IH(c)	—	—	—	—	809	718	13%	5%	217	275	(21%)	3%
Viagra IH(d)	—	—	—	—	34	36	(7%)	(1%)	—	—	—	—
Chantix/Champix	78	81	(3%)	1%	133	121	11%	11%	34	43	(22%)	(11%)
Toviaz	65	72	(10%)	(7%)	82	67	23%	15%	12	12	4%	12%
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Alliance revenues(r)	376	223	68%	73%	246	148	66%	54%	—	12	*	*
All other Internal Medicine(f)	59	(129)	*	*	106	91	17%	8%	232	137	69%	79%
Vaccines	$855	$825	4%	7%	$442	$426	4%	1%	$1,045	$1,160	(10%)	(4%)
Prevnar/Prevenar 13	626	655	(4%)	(2%)	436	425	2%	(1%)	1,011	1,140	(11%)	(5%)
FSME/IMMUN-TicoVac	98	85	15%	15%	—	—	—	—	16	19	(13%)	(14%)
All other Vaccines	131	84	55%	64%	6	1	*	*	18	2	*	*
Oncology	$649	$633	3%	5%	$308	$265	16%	9%	$440	$397	11%	24%
Ibrance	21	1	*	*	4	—	*	*	43	4	*	*
Sutent	339	366	(7%)	(5%)	122	116	5%	—	244	270	(10%)	2%
Xalkori	154	129	20%	22%	56	48	17%	14%	99	80	24%	32%
Inlyta	103	109	(6%)	(3%)	93	83	13%	3%	44	33	32%	53%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
All other Oncology	33	29	14%	16%	33	18	85%	68%	10	10	6%	21%
Inflammation & Immunology (I&I)	$1,862	$2,142	(13%)	(11%)	$546	$497	10%	3%	$675	$811	(17%)	8%
Enbrel (Outside Canada)	1,852	2,130	(13%)	(11%)	425	413	3%	(3%)	633	790	(20%)	5%
Xeljanz	19	12	63%	67%	60	20	*	*	43	22	99%	*
All other I&I	(9)	—	*	*	62	64	(4%)	(13%)	—	—	—	—
Rare Disease	$959	$1,010	(5%)	(2%)	$402	$378	6%	2%	$268	$263	2%	18%
BeneFIX	243	262	(7%)	(4%)	120	122	(2%)	(2%)	47	43	10%	22%
Genotropin	187	205	(9%)	(7%)	163	156	4%	(4%)	87	93	(7%)	12%
Refacto AF/Xyntha	314	320	(2%)	2%	53	44	20%	24%	65	52	26%	38%
Somavert	122	121	—	2%	18	16	14%	11%	15	13	9%	25%
Rapamune	41	44	(8%)	(4%)	14	15	(3%)	1%	40	53	(24%)	(1%)
All other Rare Disease	52	56	(7%)	(6%)	35	26	34%	22%	13	9	50%	59%
Consumer Healthcare	$410	$414	(1%)	1%	$278	$274	2%	6%	$802	$909	(12%)	4%
PFIZER ESSENTIAL HEALTH (EH)(g)	$3,992	$4,442	(10%)	(8%)	$3,343	$3,278	2%	(3%)	$6,695	$7,116	(6%)	7%
Legacy Established Products (LEP)(h)	$1,563	$1,632	(4%)	(2%)	$1,958	$2,097	(7%)	(12%)	$3,913	$4,442	(12%)	3%
Lipitor	202	208	(3%)	(1%)	235	256	(8%)	(10%)	1,157	1,236	(6%)	5%
Premarin family	5	7	(36%)	(30%)	27	27	—	2%	29	33	(12%)	3%
Norvasc	68	76	(10%)	(8%)	235	263	(11%)	(16%)	621	617	1%	8%
Epipen	—	—	—	—	54	66	(17%)	(17%)	—	—	—	—
Xalatan/Xalacom	72	91	(21%)	(19%)	159	164	(3%)	(10%)	109	121	(10%)	(1%)
Relpax	38	62	(39%)	(38%)	44	40	11%	3%	16	17	(5%)	2%
Zoloft	34	33	1%	3%	90	158	(43%)	(47%)	119	124	(4%)	14%
Effexor	61	70	(13%)	(11%)	50	31	62%	57%	80	92	(13%)	(1%)
Zithromax/Zmax(i)	43	43	(1%)	2%	58	57	1%	(7%)	164	168	(3%)	4%
Xanax/Xanax XR	84	85	(1%)	—	20	21	(8%)	(15%)	70	74	(6%)	1%
Cardura	58	66	(12%)	(10%)	46	52	(12%)	(19%)	84	89	(6%)	2%
Neurontin	44	47	(6%)	(2%)	32	32	1%	(1%)	57	70	(18%)	4%
Tikosyn	—	—	—	—	—	—	—	—	—	—	—	—
Depo-Provera	20	23	(13%)	(6%)	11	11	—	5%	48	79	(40%)	(34%)
Diflucan	37	39	(4%)	(2%)	15	18	(14%)	(19%)	61	117	(47%)	(41%)
All other LEP	797	782	2%	4%	882	901	(2%)	(8%)	1,300	1,605	(19%)	5%
Sterile Injectable Pharmaceuticals (SIP)(j)	$665	$568	17%	21%	$555	$352	58%	54%	$1,315	$1,114	18%	28%
Medrol(i)	51	57	(10%)	(6%)	24	24	1%	(2%)	90	101	(11%)	5%
Sulperazon	—	—	—	—	14	16	(12%)	(20%)	382	324	18%	25%
Fragmin	162	179	(9%)	(4%)	74	79	(6%)	(1%)	52	54	(4%)	1%
Tygacil	69	64	8%	10%	6	6	3%	6%	119	124	(5%)	7%
All other SIP	383	269	42%	47%	436	227	93%	86%	672	512	31%	43%
Peri-LOE Products(k)	$1,294	$1,991	(35%)	(33%)	$707	$764	(8%)	(13%)	$1,288	$1,471	(12%)	(2%)
Lyrica EH(c)	692	1,048	(34%)	(31%)	—	—	—	—	109	136	(19%)	(14%)
Celebrex	32	45	(29%)	(28%)	283	291	(3%)	(10%)	302	350	(14%)	(3%)
Pristiq	23	18	29%	30%	71	87	(19%)	(15%)	60	58	4%	16%
Vfend	191	254	(25%)	(23%)	125	121	3%	(5%)	243	267	(9%)	1%
Zyvox	102	300	(66%)	(65%)	77	92	(16%)	(22%)	176	227	(23%)	(8%)
Viagra EH(d)	50	57	(13%)	(10%)	38	40	(4%)	(8%)	295	313	(6%)	1%
Revatio	119	128	(7%)	(4%)	36	35	1%	(8%)	32	32	1%	6%
All other Peri-LOE Products	86	141	(39%)	(38%)	76	97	(22%)	(27%)	71	88	(20%)	(4%)
Infusion Systems(l)	$55	$14	*	*	$96	$26	*	*	$102	$23	*	*
Biosimilars(m)	$277	$55	*	*	$8	$1	*	*	$30	$7	*	*
Inflectra/Remsima	$171	$27	*	*	$5	$—	*	*	$12	$3	*	*
All Other Biosimilars	$106	$28	*	*	$3	$1	*	*	$18	$4	*	*
Pfizer CentreOne(n)	$138	$181	(24%)	(24%)	$21	$39	(47%)	(46%)	$46	$59	(22%)	(21%)
Total Alliance revenues	$382	$251	52%	56%	$247	$151	64%	53%	$1	$22	(96%)	(92%)
See end of tables for notes. Compared with full-year 2015, international revenues for full-year 2016 were favorably impacted by approximately $100 million as a result of full-year 2016 having one more selling day in international markets. In the U.S., there was no difference in selling days in full-year 2016 compared to full-year 2015.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)
Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (o) to (q) below, respectively, and the product revenues from these regions are described on pages 36 and 38.

(b)
The Pfizer Innovative Health business, previously known as the Innovative Products business, encompasses Internal Medicine, Vaccines, Oncology, Inflammation & Immunology, Rare Disease and Consumer Healthcare and includes all legacy Anacor and Medivation commercial operations. Anacor's and Medivation's commercial operations are included in IH's operating results in our consolidated statements of income, commencing from the acquisition date of June 24, 2016 for Anacor and from the acquisition date of September 28, 2016 for Medivation. As a result, IH's revenues for fourth-quarter and full-year 2016 reflect three months and approximately six months of legacy Anacor operations, respectively, which were immaterial, and three months of legacy Medivation operations.

(c)	Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in Lyrica EH. All other Lyrica revenues are included in Lyrica IH.
(d)	Viagra revenues from the U.S. and Canada are included in Viagra IH. All other Viagra revenues are included in Viagra EH.
(e)	Includes Eliquis (2016 and 2015) and Rebif (2015 only).
(f)	Includes Eliquis direct sales markets.
(g)
The Pfizer Essential Health business, previously known as the Established Products business, encompasses Legacy Established Products, Sterile Injectable Pharmaceuticals, Peri-LOE Products, Infusion Systems (pending sale expected to be completed in February 2017), Biosimilars and Pfizer CentreOne and includes all legacy Hospira commercial operations. Hospira's commercial operations, including the legacy Hospira One-2-One sterile injectables contract manufacturing business, are included in EH's operating results in our consolidated statements of income, commencing from the acquisition date of September 3, 2015. As a result, EH's revenues for fourth-quarter 2015 reflect three months of legacy Hospira global operations, and for full-year 2015 reflect four months of legacy Hospira U.S. operations and three months of legacy Hospira international operations. Also, effective as of the beginning of 2016, our contract manufacturing business, Pfizer CentreOne, is part of EH. Pfizer CentreOne consists of (i) legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation, including our manufacturing and supply agreements with Zoetis Inc. (previously known as Pfizer CentreSource or PCS); and (ii) legacy Hospira's One-2-One sterile injectables contract manufacturing operation. Prior to 2016, PCS was managed outside our operating segments and its revenues were reported as other business activities. We have reclassified prior period PCS revenues ($146 million in the fourth quarter of 2015 and $506 million in full-year 2015) to conform to the current period presentation as part of EH.

(h)	Legacy Established Products include products that have lost patent protection (excluding Sterile Injectable Pharmaceuticals and Peri-LOE Products).
(i)
Prior period revenues for Medrol and Zithromax/Zmax may not agree to previously-disclosed revenues because revenues for those products are now split between the Legacy Established Products and the Sterile Injectable Pharmaceuticals categories.

(j)	Sterile Injectable Pharmaceuticals include generic injectables and proprietary specialty injectables (excluding Peri-LOE Products).
(k)
Peri-LOE Products include products that have recently lost or are anticipated to soon lose patent protection. These products primarily include Lyrica in certain developed Europe markets, Pristiq globally, Celebrex, Zyvox and Revatio in most developed markets, Vfend and Viagra in certain developed Europe markets and Japan, and Inspra in the EU.

(l)
Infusion Systems include Medication Management Systems products composed of infusion pumps and related software and services, as well as I.V. Infusion Products, including large volume I.V. solutions and their associated administration sets.

(m)
Biosimilars include Inflectra/Remsima (biosimilar infliximab) in the U.S. and certain international markets, Nivestim (biosimilar filgrastim) in certain Asian markets and Retacrit (biosimilar epoetin zeta) in certain international markets.

(n)
Pfizer CentreOne includes (i) revenues from legacy Pfizer's contract manufacturing and active pharmaceutical ingredient sales operation, including revenues related to our manufacturing and supply agreements with Zoetis Inc. (previously known as Pfizer CentreSource or PCS); and (ii) revenues from legacy Hospira’s One-2-One sterile injectables contract manufacturing operation. In addition, we have reclassified certain prior period PCS revenues from International to U.S. ($71 million in full-year 2016) to conform to the current period presentation.

(o)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(p)	Developed Rest of World region includes the following markets: Japan, Canada, Australia, South Korea and New Zealand.
(q)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Africa, Eastern Europe, Central Europe, the Middle East and Turkey.

(r)	Includes Eliquis.
*	Indicates calculation not meaningful or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.
We performed certain reclassifications, primarily between Legacy Established Products and Sterile Injectable Pharmaceuticals, to conform to current period presentation.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of January 31, 2017. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, the benefits expected from our acquisitions of Hospira, Inc. (Hospira), Anacor Pharmaceuticals, Inc. (Anacor), Medivation, Inc. (Medivation) and AstraZeneca's small molecule anti-infectives business and the pending disposition of Hospira Infusion Systems, and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical and clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; and uncertainties regarding our ability to address the comments in complete response letters received by us with respect to certain of our drug applications to the satisfaction of the FDA;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪
risks associated with interim data, including the risk that final results of studies for which interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the interim data results and may not support further clinical development of the applicable product candidate or indication;

▪
the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all, including our ability and the ability of ICU Medical, Inc. (ICU) to satisfy the conditions to closing the sale of Hospira Infusion Systems to ICU;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA and regulatory authorities in certain other countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪
risks related to our ability to develop and launch biosimilars, including risks associated with "at risk" launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party;

▪	the ability to meet competition from generic, branded and biosimilar products after the loss of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪	difficulties or delays in manufacturing;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or formulary placement for our products;

▪
the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented, and/or any significant additional taxes or fees that may be imposed on the pharmaceutical industry as part of any broad deficit-reduction effort;

▪
the impact of any U.S. healthcare reform and legislation, including any repeal, substantial modification or invalidation of any or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

▪
U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; restrictions on direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent matters, government investigations, consumer, commercial, securities, antitrust, environmental, employment, tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪
interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates and the volatility following the United Kingdom (U.K.) referendum in which voters approved the exit from the EU;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals;

▪
the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.'s exit from the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU;

▪	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls, withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, and of the internal separation of our commercial operations into our current operating structure;

▪	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

▪	risks related to internal control over financial reporting; and

▪
risks and uncertainties related to our recent acquisitions of Hospira, Anacor, Medivation and AstraZeneca's small molecule anti-infectives business, including, among other things, the ability to realize the anticipated benefits of the acquisitions of Hospira, Anacor, Medivation and AstraZeneca's small molecule anti-infectives business, including the possibility that expected cost savings related to the acquisition of Hospira and accretion related to the acquisitions of Hospira, Anacor and Medivation will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain business and operational relationships; significant transaction costs; and unknown liabilities.

We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.